Exhibit 10.29

L E A S E

ADDRESS:	6TH, 7TH AND 8TH FLOORS OF 114 EAST 4TH AVENUE, VANCOUVER, B.C.

LANDLORD:	5TH & MAIN PARTNERSHIP

TENANT:	ZYMEWORKS INC.

DATED:	JANUARY 25, 2019

SCHEDULE A1	PROJECT LEASE PLAN
SCHEDULE A2	PLAN OF PREMISES
SCHEDULE B	MUNICIPAL AND LEGAL DESCRIPTION OF LANDS
SCHEDULE C	INDEMNITY
SCHEDULE D	PROJECT REGULATIONS
SCHEDULE E	ADDITIONAL PROVISIONS
SCHEDULE F	EXISTING EXCLUSIVES / RESTRICTIVE COVENANTS
SCHEDULE G	LANDLORD’S WORK AND TENANT’S WORK
SCHEDULE G1	LANDLORD’S WORK – CONSTRUCTION REQUIREMENTS AND STANDARDS
SCHEDULE G2	LANDLORD’S WORK – CRU
SCHEDULE G3	TENANT’S WORK
SCHEDULE H	ENVIRONMENTAL MANAGEMENT PLAN

i

LEASE SUMMARY

This four page Lease Summary is attached to and forms part of the Indenture of Lease dated for reference the 25th day January, 2019,

BETWEEN:

5TH & MAIN PARTNERSHIP

(the “Landlord”)

AND:

ZYMEWORKS INC.

(the “Tenant”)

Article 2.6	RENT

Basic Rent:

Years of Term 1 – 3: Thirty-Nine Dollars and Fifty Cents ($39.50) per square foot of the Rentable Area Of The Premises per annum in equal monthly installments in advance on the first day of each calendar month.

Years of Term 4 – 7: Forty-One Dollars ($41.00) per square foot of the Rentable Area Of The Premises per annum in equal monthly installments in advance on the first day of each calendar month.

Years of Term 8 – 10: Forty-Four Dollars and Fifty Cents ($44.50) per square foot of the Rentable Area Of The Premises per annum in equal monthly installments in advance on the first day of each calendar month.

Schedule E	Storage Rooms:

Years of Term 1 – 3: gross rent of Twenty-Five Dollars ($25.00) per square foot of the Rentable Area of the Storage Rooms per annum in equal monthly installments in advance on the first day of each calendar month.

Years of Term 4 – 7: gross rent of Thirty Dollars ($30.00) per square foot of the Rentable Area of the Storage Rooms per annum in equal monthly installments in advance on the first day of each calendar month.

Years of Term 8 – 10: gross rent of Thirty-Five Dollars ($35.00) per square foot of the Rentable Area of the Storage Rooms per annum in equal monthly installments in advance on the first day of each calendar month.

Article 2.15	COMMENCEMENT DAY

The first day following the expiry of the Fixturing Period, currently estimated to be September 1, 2021

Article 2.51	RENTABLE AREA OF THE PREMISES AND THE STORAGE ROOMS

Approximately 57,180 square feet of the Premises and approximately 2,780 square feet of the Storage Rooms. Upon the completion of the Landlord’s Work, the Rentable Area Of The Premises and the Rentable Area of the Storage Rooms shall be updated according to a measurement conducted in accordance with Article 2.51 of this Lease, and such determination shall be final and binding on the parties hereto.

Article 2.58	TERM

Ten (10) Years – commencing on the Commencement Day and expiring on the day prior to the tenth (10th) anniversary thereof.

Article 4.1	USE OF PREMISES

The Premises shall be used only for the purpose of a first class office and laboratory, subject to the terms and conditions of this Lease.

Schedule E	FIXTURING PERIOD

Section 4	Eight (8) months (estimated to be January 1, 2021 until August 31, 2021), commencing on the day that is five (5) Business Days after the Landlord notifies the Tenant that the Premises are available for commencement of the Tenant’s Work; provided that if the Landlord, in its sole discretion, provides early access of the Premises to the Tenant, the Fixturing Period will be extended such that it expires on August 31, 2021.

Schedule E	SECURITY DEPOSIT

Section 1	An amount equal to two (2) months’ Basic Rent and estimated Additional Rent plus applicable Sales Taxes first due and owing under the Lease, payable by the Tenant as follows: (i) fifty percent (50%) payable to the Landlord, in trust, upon execution and delivery of this Lease by each of the Landlord and the Tenant; and (ii) the balance thereof payable to the Landlord, in trust, upon Landlord’s construction of shell/core of floor 6 comprising the Premises. The Security Deposit will be held and applied in accordance with Section 1 of Schedule E.

Article 2.43	NOTICES

Landlord’s Address for Notice:

ATTENTION: Property Management
Sixth Floor – 1067 West Cordova Street
Vancouver, B.C. V6C 1C7
Fax #: 604-893-1708

Tenant’s Address for Notice:

Until the Commencement Day:

1385 West 8th Avenue, Suite 540
Vancouver, B.C. V6H 3V9
Fax #: 604-737-7077
Attention: Legal Department

Following the Commencement Day:

To the Premises,
Fax #: 604-737-7077
Attention: Legal Department

Schedule C	INDEMNIFIER

Not applicable.

Schedule E	ADDITIONAL PROVISIONS

See Schedule E.

The Articles of this Lease identified above in the margin are those Articles where references to particular Lease information initially appear. Each such reference shall incorporate the applicable information from this Lease Summary.

LANDLORD:	TENANT:

5TH & MAIN PARTNERSHIP by its partners: 2000 MAIN HOLDINGS INC.	ZYMEWORKS INC.

Per: /s/ Ian Gillespie Authorized Signatory	Per: /s/ Neil Klompas Authorized Signatory

MOUNT PIXEL PROJECTS LIMITED PARTNERSHIP by its general partner, 1038324 B.C. Ltd.

Per: /s/ Ryan Holmes Authorized Signatory

LEASE

THIS LEASE dated for referenced as of the 25th day of January, 2019,

BETWEEN:

5TH & MAIN PARTNERSHIP

(the “Landlord”)

AND:

ZYMEWORKS INC.

(the “Tenant”)

ARTICLE 1 – DEMISE & TERM

1.1

WITNESSES that in consideration of the rents, covenants and agreements hereinafter reserved and contained and on the part of the Tenant to be paid, observed and performed, the Landlord does hereby demise and lease to the Tenant the Premises (which are defined in Article 2).

1.2

TO HAVE AND TO HOLD the Premises from and including the Commencement Day (which is defined in Article 2) for and during the Term (which is defined in Article 2) yielding and paying during the Term the Rent (which is defined in Article 2). Prior to the Commencement Day (which is defined in Article 2), the Landlord will prepare a Commencement Certificate and deliver a copy thereof to the Tenant. The Tenant will execute the Commencement Certificate forthwith upon receipt thereof and will return an executed copy to the Landlord.

ARTICLE 2 – DEFINITIONS

The Landlord and the Tenant agree that in this Lease (including all Schedules to this Lease), the following words or phrases shall, unless there is something in the context inconsistent therewith, have the meanings hereinafter set out:

2.1

“Additional Rent”: shall mean the aggregate of (i) Leased Area Expenses; (ii) the Tenant’s Proportionate Share of the Common Area Expenses; (iii) the Tenant’s Proportionate Share of the Municipal Taxes; (iv) the cost of Additional Services provided to the Tenant plus fifteen percent (15%) of such charge to cover Landlord’s cost of administration thereof; and (v) all other sums payable by the Tenant hereunder except Basic Rent.

2.2

“Additional Services”: shall mean any additional service (including providing waste removal, generator operation or HVAC for periods outside of Standard Business Hours), utility (including water, gas and hydro) or supervision (including security and building operations) provided to the Tenant and supplied by Landlord or by anyone authorized by Landlord and not otherwise expressly provided for as a Basic Service under this Lease, at rates and charges reasonably determined by Landlord and not charged in accordance with the Tenant’s Proportionate Share. For greater certainty, any service, utility or supervision provided to the Tenant outside of Standard Business Hours will be charged to the Tenant by the Landlord in an allocation determined by the Landlord acting reasonably.

2.3	“Affiliate” shall mean:

(a)	any Person which is Controlled by or which Controls the Tenant, or any other Person Controlled by or which Controls that Person whether the Control be direct or indirect; or

(b)	any shareholder, director, or officer of the Tenant or of any Affiliate (as defined in Article 2.3(a)); or

(c)	any Person related to the Tenant by blood or marriage.

2.4

“Applicable Laws”: means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of governmental or other public authorities and utilities having jurisdiction in force from time to time, including without limitation all Environmental Laws.

2.5	“Bank”: shall mean the Canadian Imperial Bank of Commerce or such other Canadian chartered bank as may be designated by the Landlord from time to time by Notice to the Tenant.

2.6	“Basic Rent”: shall mean the Basic Rent specified in the Lease Summary.

2.7

“Basic Services”: shall mean those services, utilities or supervision provided by the Landlord to all tenants in the Project which are consistent with basic services, utilities and supervision provided by landlords of other buildings of similar age, location and character to the Building and which are to be paid for by the Tenant in accordance with the Tenant’s Proportionate Share, and by all other tenants in the Project on the same basis, which shall include but not be limited to: standard security, general Project repair and maintenance, landscaping, parking lot maintenance, fire protection and life safety, Municipal Taxes, administrative expenses, standard janitorial services (excluding those areas within the Premises which the Tenant is required to provide such services, at its cost), elevator repair and maintenance, and insurance and the other basic services, if any, described in the definition of “Common Area Expenses”.

2.8	“Building” means the building within the Project in which the Premises is located and having a municipal address of 114 East 4th Avenue, Vancouver, B.C.

2.9	“Business Day”: means any day except for Saturdays, Sundays and any day which is a statutory holiday in the Province in which the Project is located.

2.10

“Carbon Offset Costs”: shall mean and refer to the cost of purchasing tradeable units, denominated in tonnes of carbon dioxide (“CO2”), or the CO2 equivalent using the global warming potential of other Green House Gases, where the purchase of such tradeable units is necessary to ensure compliance of the Project with any required target Green House Gas emission level or energy consumption level as prescribed by Applicable Laws.

2.11

“Carbon Offset Credits”: shall mean and refer to tradeable units, denominated in tonnes of CO2, or other Green House Gas, or the CO2 equivalent using the global warming potential of other Green House Gases, the tradability of which may be permitted voluntarily in a given market or legislatively by a level of government, and which tradeable units may be created as a result of activities undertaken by either the Landlord or the Tenant which cause, directly or indirectly, measurable Green House Gas emission reductions within or in respect of the Project and that have financial or exchange value in the regulatory or voluntary trading market.

2.12

“Carbon Tax”: shall mean and refer to the aggregate of all taxes, rates, duties, levies, fees, charges and assessments whatsoever, imposed, assessed, levied, confirmed, rated or charged against or in respect of the consumption by the Landlord in or at the Project of electricity, natural gas, propane or any other fossil fuel used to produce energy, such as heat, light or electricity, for the Project or any part of it or levied in lieu thereof, and levied against the Landlord or the Project by any local, provincial or federal government or any agency thereof having jurisdiction under the Applicable Laws.

2.13

“Change In Control”: shall mean, in the case of any corporation, partnership, firm or other entity, the transfer by sale, assignment, transmission on death, mortgage, trust or otherwise of any shares, voting rights or interest which will result in a change of the identity of the Person or Persons exercising, or who might exercise, Control of such corporation, partnership, firm or other entity, unless such change occurs as the result of trading in shares listed upon a recognised stock exchange.

2.14	“Commencement Certificate” shall mean a certificate executed by both the Landlord and Tenant certifying the Commencement Day.

2.15	“Commencement Day”: shall mean the Commencement Day specified in the Lease Summary.

2.16

“Commercial Retail Units”: shall mean all those premises in the Project designated or intended by the Landlord from time to time to be used and occupied by businesses which sell or lease goods or services to the public.

2.17	“Commercial Office Units” shall mean all those premises in the Project designated or intended by the Landlord from time to time to be used and occupied by tenants for office use.

2.18	“Commercial Units” shall mean the Commercial Retail Units and the Commercial Office Units.

2.19

“Common Area Expenses”: shall mean, without duplication, all costs, charges and expenses incurred by or on behalf of the Landlord as Basic Services (where applicable) for operating, maintaining, managing, repairing and replacing the Project and all utilities, equipment and facilities appurtenant thereto, including without limitation:

(a)

the costs of cleaning, servicing, maintaining, inspecting, repairing, replacing and decorating the Common Areas and the costs of purchasing or renting materials, supplies, mechanical equipment and tools;

(b)	the costs of landscaping, janitorial, security, window cleaning, rubbish removal, snow removal and pest control services;

(c)

the costs of operating and maintaining the heating, ventilating and air conditioning system and any other utility systems and services, including straight-line depreciation of such system over a period of time determined by the Landlord to be a reasonable period in accordance with generally accepted accounting principles or international financial reporting standards, as determined by the Landlord;

(d)	the costs of electricity, water, gas, sewer, telecommunication and other utility services;

(e)	the costs of rental of any canopies, machinery, equipment and fixtures, including any Project signs, and the costs of promotional and seasonal decorations;

(f)	Sales Taxes on goods and services purchased, rented, leased or licensed by the Landlord;

(g)	Carbon Tax and Carbon Offset Costs;

(h)

wages, salaries, payroll expenses, benefits and other compensation, as well as adjustments thereto, for employees, independent contractors and agents of the Landlord, engaged exclusively with respect to the Project and the costs of their employee uniforms, if any, together with the laundering and repair thereof;

(i)

the fees and expenses of professional and consulting services retained from time to time by the Landlord for purposes connected with the Environmental Management Plan, and for the purposes of allocation of various costs and expenses among tenants of the Project;

(j)

the fees and expenses of third party management services retained from time to time by the Landlord for the management of the Project or, if no third party manager is retained then a management fee equal to four percent (4%) of Rent per annum;

(k)

the costs (including without limitation legal fees, appraiser’s fees and Landlord’s administration and overhead costs) incurred in legal proceedings taken in order to protect or preserve the general well-being of any tenants of the Project or to protect or preserve their use and enjoyment of the Project, or to enforce covenants in any leases of the Project as they affect the general well-being of any tenants in the Project;

(l)	the costs of obtaining medical assistance for Persons in the Project;

(m)	license, permit and inspection fees;

(n)

insurance premiums and other charges for insurance including, without limitation, reserves established by the Landlord for deductible amounts and losses in excess of insurance coverage, in each case but without limitation for all risks of physical loss or damage to the Project and such fixtures and improvements as the Landlord shall determine, the perils of flood and earthquake, business interruption or loss of rental income, comprehensive bodily injury and property damage liability, workers’ compensation and such other insurance coverage in such amounts as the Landlord and any mortgagee of the Lands, in their sole discretion, shall elect to maintain, together with all costs and expenses (including broker and other professional fees) incurred by the Landlord in good faith supervising and monitoring the Landlord’s insurance and loss history and exposure, and attempting to obtain the most economical combination of insurance premiums and deductibles (in the Landlord’s sole opinion);

(o)	the Municipal Taxes for the Common Areas, if separately allocated by the Landlord;

(p)

depreciation or amortisation of the costs of canopies, materials, tools, supplies and equipment acquired either before or during the Term and which either require periodic replacement or which enable the Landlord to supply services which the Landlord might otherwise contract out to a third party;

(q)

the costs, whether incurred before or during the Term, of any capital improvements, equipment or devices (including the cost of extended warranties, if any) installed or paid for by the Landlord in order to:

(i)

conform with any change in laws, rules, regulations or requirements of any government or quasi-government authority having jurisdiction, or of a board of fire underwriters or similar insurance body, or

(ii)	effect a labour saving, energy or utility saving, reduction of Green House Gas emissions or other economy, or

(iii)	improve safety or security, or

(iv)	implement and achieve the objectives of the Environmental Management Plan,

amortised over the useful life of such capital improvement, equipment or device as determined by the Landlord in accordance with generally accepted accounting principles or international financial reporting standards, as determined by the Landlord;

(r)	the costs of managing, maintaining, operating and repairing the Project to comply with the provisions of the Environmental Management Plan;

(s)

the expenses of operating and maintaining any management and/or maintenance office for the Project as well as any utility rooms, meter rooms, storage rooms or areas, including without limitation the equivalent of the Fair Market Rent as reasonably determined by the Landlord for such office, room or area (or failing any evidence as to Fair Market Rent then a reasonably estimated rental value thereof) and a share of the Common Area Expenses reasonably attributable to such management office;

(t)	a pro rata portion of any prepaid expenses as determined by the Landlord for each Lease Year;

(u)	the costs and expenses payable by the Landlord pursuant to any easements and covenants which are registered as charges against the titles to the Lands or appurtenant to the titles to the Lands;

(v)

costs and expenses with respect to Common Areas and Common Areas Expenses under any contract, insurance policy, warranty or lease which are not recovered, provided that the Landlord complied with its obligations under such contracts, insurance policies, warranties or lease;

and all of which costs shall be allocated by the Landlord to each Lease Year without any duplication, in accordance with generally accepted accounting principles or international financial reporting standards or such other standards as the Landlord may apply from time to time, as determined by the Landlord, but Common Area Expenses shall exclude and there shall be deducted therefrom (if applicable):

(w)

net proceeds received from insurance policies taken out by the Landlord or that could have been received had the Landlord complied with its obligations to insure set out in this Lease to the extent that the proceeds relate to the costs and expenses incurred in the maintenance and operation of the Common Areas;

(x)	contributions, if any, to the total cost of maintaining and operating the Common Areas made by tenants or occupants of space that is excluded from the Rentable Area of The Project;

(y)	repairs and replacements of a capital nature and those for which the Landlord is responsible under Article 6.1;

(z)	interest on, and the capital retirement of, debt;

(aa)

expenses relating to leasing rentable space to other tenants or occupants including costs relating to tenant inducements, allowances, leasing expenses, real estate brokers fees, leasing commissions, advertising and space planners fees and similar expenses;

(bb)	repairs or maintenance done for the direct account of other tenants;

(cc)	any increase in insurance premiums resulting from any special uses of the Project by other tenants;

(dd)	any and all costs resulting from Landlord’s non-compliance with Applicable Laws in existence on the Commencement Day, or other similar costs relating to any of the Landlord’s Work;

(ee)

the cost of acquiring, financing and the original development and construction of the Project including, without limitation, costs incurred with respect to any expansion or major redevelopment thereof;

(ff)	the cost of advertising, promoting, marketing, publicizing or leasing any space within the Project;

(gg)	any penalties, interest or other charges or expenses relating to the Landlord’s late payment of any expenses, including tax bills;

(hh)

any fines, suits, actions, claims, demands, judgments, awards, costs, charges or expenses of any kind or nature for which the Landlord is or may become liable by reason of any negligent or willful acts or omissions of the Landlord or those for whom it is in law responsible, or any breach, violation or non-performance by the Landlord of any covenant, term or provision contained in the Lease or any other lease or agreement in respect of the Project;

(ii)	any Sales Taxes paid by the Landlord, and for which the Landlord is able to claim input tax credits, on items otherwise constituting Common Area Expenses;

(jj)

costs or expenses which are separately recovered by the Landlord under any contract, insurance policy, warranty or lease, or that could have been recovered had the Landlord taken reasonable steps, in accordance with such contract, insurance policy, warranty or lease, to recover such costs;

(kk)	basic annual ground rent, head lease rent or air rights rent payable by the Landlord to the lessor under a ground or head lease or air rights lease, if any, of the Building and/or the Lands;

(ll)

net recoveries by the Landlord in respect of warranties or guarantees relating to the construction or repair of the Project to the extent that the repair costs in respect of the work covered by such warranties or guarantees have been charged as Common Area Expenses;

(mm)

net recoveries by the Landlord in respect of any recycling programs conducted in respect of the Project to the extent that the costs of such recycling programs have been included in Common Area Expenses; and

(nn)	refunds, credits and rebates received from suppliers and contractors relating to amounts that have been included in Common Area Expenses.

2.20

“Common Areas”: shall mean all those areas of the Project that are not in the exclusive occupation of the Tenant or other tenants, as may from time to time vary with alterations or additions made to the Project, including, without limiting the generality of the foregoing, all areas for the common or joint use of some or all of the occupants of the Project including all roofs, exterior weather walls, exterior and interior structural elements and bearing walls in all buildings and improvements; pedestrian areas; landscaped areas; parking areas; roadways; driveways; stairways; malls; service and utility corridors; elevators; escalators; public washrooms; telephone, meter, valve, boiler, mail, storage and janitor rooms and galleries; fire prevention, security and communication systems; maintenance workshops; Project management offices; Project signs; canopies; pipes; electrical, plumbing, drainage, mechanical and all other installations, utilities or services located therein or related thereto as well as the structures housing the same and any area of the Project designated by the Landlord from time to time as part of the Common Areas. Common Areas may also include, to the extent applicable in the context, easement and/or right of way areas located on neighbouring properties that may be used for the benefit of the Project.

2.21	“Control” and “Controlled”: shall mean:

(a)	the right to exercise a majority of the votes which may be put at a general meeting of a corporation, or

(b)

the right to elect or appoint directly or indirectly the majority of the directors of a corporation or other Persons who have the right to manage or supervise the management of the affairs and business of any partnership, corporation, firm or other legal entity;

2.22

“Environmental Laws”: shall mean all applicable statutes, laws, by-laws, regulations, codes, orders, environmental penalties, tickets, notices, standards, guidelines, criteria, policies and directives, approvals, licences and permits now or at any time hereafter in effect, made or issued by any municipal, provincial or federal government, or by any department, agency, tribunal, board or office thereof, or any other agency or source whatsoever, (collectively, an “Authority”), regulating, relating to or imposing liability or standard of conduct concerning the natural or human environment (including air, land, surface water, groundwater, waste, real and personal property, moveable and immovable property, sustainability, building, operations, recycling or resource consumption), public or occupational health and safety and the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination and treatment of a substance, hazardous or otherwise,

2.23	“Environmental Management Plan”: shall mean and refer to those provisions set out in Schedule H attached hereto, as amended from time to time in accordance with Schedule H attached hereto.

2.24	“Environmental Objectives”: shall mean those objectives more particularly set out in Sections 1.2 and 1.3 of Schedule H attached hereto.

2.25	“Event of Default”: shall have the meaning set out in Article 9.4.

2.26

“Expert”: means any independent accountant, architect, engineer, environmental consultant, energy auditor or other professional consultant appointed by the Landlord who, in the opinion of the Landlord, is qualified to perform the function for which he or she is retained.

2.27

“Fair Market Rent” shall mean the net rent which would be paid as between the Landlord and a renewing tenant dealing at arm’s length for premises in the Project reasonably comparable to the Premises (with all leasehold improvements completed and in place including the Non-Standard Improvements), taking into consideration all relevant factors, including, without limitation, the age of the buildings in the Project and in the vicinity of the Project, any exclusive use covenants, signage rights and exclusive use areas granted to the Tenant under this Lease, the views, size, configuration and location of the Premises and the rent agreed to for renewing tenants in the Project and in the vicinity of the Project; provided, however, that in determining Fair Market Rent there shall be no reduction or discounting of the Fair Market Rent due to the fact that the Landlord will not incur the costs of commissions, “free rent”, tenant inducements, improvement allowances, relocation allowances or “down time” for leasing and construction.

2.28	“Fixturing Period” means the eight (8) month period described in the Lease Summary as such may be extended by any early access period granted by the Landlord.

2.29

“Green House Gases” shall mean any or all of the Carbon Dioxide (CO2), methane (CH4), nitrous oxide (N2O), Sulphur Hexafluoride (SF6), Perfluoromethane (CF4), Perfluoroethane (C2F6), Hydrofluorocarbons (HFC’s) of any nature and type, any substance designated as a greenhouse gas by Applicable Law or any other substance that is the subject of reporting obligations under the Government of Canada’s notice with respect to reporting of greenhouse gases released under the Canadian Environmental Protection Act, 1999 on February 16, 2008 in the Canada Gazette, vol. 142, no. 7, as updated from time to time, or a successor obligation or any equivalent notice published by any provincial government, and “Green House Gas” means any one of them.

2.30	“Hazardous Substance” means:

(a)

any solid, liquid, gaseous or radioactive substance (including radiation) which, when it enters into the Project exists in the Project or is present in the water supplied to the Project, or when it is released into the environment from the Project or any part thereof or is entrained from one building to another building, or into the water or the natural environment, is likely to cause, at any time, material harm or degradation to any other property or any part thereof, or to the natural environment or material risk to human health, and includes, without limitation, any flammables, explosives, radioactive materials, asbestos, lead paint, polychlorinated biphenyls (“PCBs”), fungal contaminates (including, without limitation and by way of example, stachybotrys chartarum and other moulds), mercury and its compounds, dioxans and furans, chlordane (“DDT”), polychlorinated biphenyls, chlorofluorocarbons (“CFCs”), hydro-chlorofluorocarbons (“HCFCs”), volatile organic compounds (“VOCs”), urea formaldehyde foam insulation, radon gas, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic or noxious substances or related materials, petroleum and petroleum products; or

(b)

any substance declared to be hazardous or toxic under any Environmental Laws or that does not meet any prescribed standard or criteria made under any Environmental Laws now or hereafter enacted or promulgated by any Authority; or

(c)	both Articles 2.30(a) and (b) above.

2.31

“Health Emergency”: means a situation in which the Landlord determines, based on advice from a medical professional, or a directive, bulletin, notice or other form of communication from a public health authority, that occupants, tenants, invitees or contractors working in the Project are or may be exposed to imminent danger from a disease, virus or other biological or physical agents that may be detrimental to human health.

2.32	“Health Emergency Plan”: shall mean and refer to a plan prepared by or for the Landlord for managing the Project in response to a Health Emergency, as such plan may be amended from time to time.

2.33

“Indemnifier”: means any Person who has given its guarantee or indemnity to the Landlord with respect to the obligations of the Tenant under this Lease, and includes any Person who has executed the Indemnity attached as Schedule C to this Lease.

2.34	“Laboratory Space” means any and all space installed, configured, constructed and/or erected within the Premises by or on behalf of the Tenant and used for laboratory purposes.

2.35	“Landlord’s Work” shall mean the work to be performed relating to the Premises by the Landlord as described in Schedule G attached hereto.

2.36	“Lands” shall mean those lands more particularly described in Schedule B hereto, as may from time to time be altered or expanded by the Landlord.

2.37	“Lease” shall mean this Indenture including the Lease Summary, together with all Schedules attached hereto.

2.38	“Lease Summary” shall mean pages of this Lease, headed “Lease Summary”.

2.39

“Lease Year” shall mean a twelve (12) month period commencing on the first day of January in any calendar year and ending on the last day of December in that same calendar year, provided that the first Lease Year shall commence on the Commencement Day and end on the last day of December next following and the last Lease Year shall commence on the 1st day of January of the calendar year during which the Term expires and end upon the expiry of the Term; provided however, the Landlord may (from time to time) by written notice to the Tenant specify a date (which may precede the notice) on which the then current Lease Year will terminate and the anniversary of the specified date will be the expiry date of the subsequent Lease Year. In no event will any change to the Lease Year increase Rent nor shorten the Term.

2.40

“Leased Area Expenses” shall mean all costs, charges and expenses relating directly to the Premises which are incurred by or on behalf of the Landlord on behalf of the Tenant. Those costs may include, but not be limited to, the cost of utilities, heating, ventilating and air conditioning, costs associated with any easements or rights of way, costs and expenses in respect of elevators and other systems servicing the Premises, insurance, refuse disposal and Municipal Taxes. All costs shall be allocated by the Landlord in and to each Lease Year without any duplication, in accordance with generally accepted accounting principles or international financial reporting standards or such other standards as may be applied from time to time by the Landlord, as determined by the Landlord. In the event that there is a separate assessment or determination for any part of Municipal Taxes made against or attributed to the Premises, the Tenant shall pay all such taxes attributable to the Premises as a result of such separate assessment or determination either by way of Additional Rent to the Landlord, or directly to the taxing authority when due, whichever is so required by the Landlord.

2.41

“Municipal Taxes” shall mean the aggregate of all taxes, local improvements or similar rates, duties, assessments and/or charges, municipal realty taxes, water taxes, school taxes, or any other taxes, rates, duties, assessments both general or special or any rate, duty, assessment, charge or tax levied, charged or assessed in lieu thereof now or at any time hereafter levied or imposed upon or in respect of the Project or any part thereof, by any government authority whether federal, provincial, municipal or otherwise, together with all costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred by the Landlord in good faith contesting or appealing any such taxes, levies, rates or assessments or charges levied in lieu thereof. Municipal Taxes shall include business taxes (if any) charged on the Common Areas, but shall not include business taxes charged in respect of the business or activities of the Tenant or other tenants in the Project.

2.42

“Non-Standard Improvements” means any and all alterations, additions and improvements constructed or installed in the Premises and/or anywhere in, on or under the Building, whether or not attached or affixed in any manner to the floors, walls, ceilings or roof thereof, including, without limitation, any and all trade fixtures, equipment (including HVAC and laboratory ventilation and equipment and roof stacks) and furnishings installed, made, erected or placed in, on or under the Premises and/or the Building (including the roof-top) by or on behalf of the Tenant which relate to the Tenant’s use of the Laboratory Space and/or which are specialized and/or non-standard in nature and specific to the Tenant’s Use of the Premises.

2.43

“Notice” shall mean any notice, demand, request, consent or objection required or contemplated to be given or made by any provision of this Lease. The Landlord’s Address for Notice and the Tenant’s Address for Notice shall be as specified in the Lease Summary. All Notices must be in writing.

2.44	“Person” means any individual, corporation, partnership, firm, trust, trustee or other entity or any combination of them, and “Persons” means more than one Person.

2.45	“Premises” shall mean those premises demised and leased to the Tenant and being outlined and hatched on the plans attached hereto as Schedule A2.

2.46

“Prime Interest Rate” shall mean the rate of interest per annum (regardless of how or when calculated) designated from time to time by the Bank as being the prime commercial lending rate charged by the Bank for demand loans in Canadian funds made at the main branch of the Bank in Vancouver, British Columbia

(and if at any time there is more than one prime commercial lending rate of the Bank then the Prime Interest Rate shall be the highest prime commercial lending rate of the Bank).

2.47

“Project” shall mean the Lands together with all buildings (including the Building), improvements and facilities from time to time located thereon, together with any alterations and additions thereto. For reference purposes only, and without limiting the foregoing definition of the Project, a current plan of the Project as at the date of execution of this Lease by the Landlord is attached hereto as Schedule A1.

2.48	“Regulations” shall mean those Project Regulations attached hereto as Schedule D, as may be reasonably amended by the Landlord from time to time.

2.49

“Rent” shall mean all payments due to the Landlord under this Lease (including all sums paid or expended by the Landlord in remedying any Event of Default under the provisions of this Lease) and, without limiting the generality of the foregoing, shall include the aggregate of Basic Rent and Additional Rent.

2.50

“Rentable Area Of The Building” shall mean the aggregate of all the individual rentable areas (measured in accordance with the method set out in Article 2.51 in respect of the Premises) of all Commercial Units contained within the Building, whether leased or occupied or not, but excluding:

(a)	mezzanine areas inside Commercial Units in respect of which the Landlord does not receive any “basic rent”; and

(b)	storage space in respect of which the Landlord does not receive any “basic rent”.

2.51

“Rentable Area Of The Premises” and “Rentable Area of the Storage Rooms” shall mean the respective areas specified in the Lease Summary, which areas shall be measured, for all floors and portions of the Premises and the Storage Rooms (excluding any mezzanines in respect of which the Landlord does not receive any rent from a tenant, other than Additional Rent), in accordance with the Standard Methods for Measuring Floor Area in Office Buildings: BOMA 1996 (ANSI/BOMA Z65.1-1996). All areas shall be determined by the Landlord’s British Columbia Land Surveyor in accordance with the foregoing measurement standard. Notwithstanding anything herein to the contrary, the Rentable Area Of The Premises will include the areas of any and all pipes, conduits, ducts or vents and other areas of penetrations for HVAC and other Non-Standard Improvements installed in or through the Premises even though same may reduce the usable area of the Premises and, for certainty, shall not include the Rentable Area of the Storage Rooms.

2.52

“Rentable Area Of The Project” shall mean the aggregate of all the individual rentable areas (measured in accordance with the method set out in Article 2.51 in respect of the Premises) of all Commercial Units contained within the Project, whether leased or occupied or not, but excluding:

(a)	mezzanine areas inside Commercial Units in respect of which the Landlord does not receive any “basic rent”; and

(b)	storage space in respect of which the Landlord does not receive any “basic rent”.

2.53

“Sales Taxes”: shall mean all taxes in the nature of sales taxes, harmonized sales taxes, goods and services taxes, multi-stage taxes, business transfer taxes, value-added taxes and any other taxes, rates, duties, levies, fees, charges and assessments whatsoever whether now or hereafter in existence which are imposed, assessed, levied, rated or charged by any governmental authority whatsoever on the Tenant or the Landlord, in respect of any Rent payable by the Tenant under this Lease, or in respect of the rental or use of any premises or space by the Tenant under this Lease (including parking spaces) or the provision of any goods, services or utilities whatsoever by the Landlord to the Tenant under this Lease, whether characterized as sales tax, harmonized sales tax, goods and services tax, multi-stage tax, business transfer tax, value-added tax or otherwise, but excluding the Municipal Taxes and any income tax under Part 1 of the Income Tax Act of Canada as at the date of this Lease.

2.54	“Standard Business Hours”: shall mean 8:00 a.m. to 6:00 p.m. Monday through Friday.

2.55

“Tenant Construction Manual”: shall mean that document (if any) prepared by the Landlord in respect of the Project consistent with this Lease and applicable generally to all tenants of the Project, which sets out rules, specifications, and procedures for the design and construction of improvements and alterations in and to the Premises and elsewhere by the Tenant, as may be specified in such manual.

2.56

“Tenant’s Proportionate Share”: shall mean a fraction which has as its numerator the Rentable Area Of The Premises and has as its denominator the Rentable Area Of The Project or, if applicable in the Landlord’s reasonable and equitable opinion, the Rentable Area Of The Building. The Tenant’s Proportionate Share shall be subject to adjustment from time to time as reasonably determined by the Landlord in the event of alterations in the Rentable Area Of The Project, the Rentable Area Of The Building or the Rentable Area Of The Premises, or in the event of a re-survey or re-measurement of the Project, the Building and/or the Premises, as the case may be.

2.57	“Tenant’s Work” shall mean:

(a)	the work relating to the Premises to be performed by the Tenant as described in Schedule G3 attached; and

(b)	all other work to the Premises other than the Landlord’s Work.

2.58	“Term”: shall mean the term specified in the Lease Summary.

2.59	“Transfer” means all of the following, whether by conveyance, written agreement, instrument:

(a)	an assignment of this Lease in whole or in part;

(b)	a sublease of all or any part of the Premises;

(c)	the sharing or transfer of any right of use or occupancy of all or any part of the Premises; and

(d)	any mortgage, charge or encumbrance of this Lease or the Premises under which either this Lease or the Premises becomes security for any indebtedness or other obligation of the Tenant.

2.60	“Transferee”: means any Person to whom a Transfer is or is to be made.

2.61

“Unavoidable Delay”: means any prevention, delay, stoppage or interruption in the performance of the Landlord’s Work or the Tenant’s Work which is caused solely by a strike, lockout, labour dispute, act of God, Applicable Laws, the occurrence of enemy or hostile action, civil commotion, fire or other casualty which is beyond the reasonable control of the Landlord in the case of the Landlord’s Work and beyond the reasonable control of the Tenant in the case of the Tenant’s Work, provided however Unavoidable Delay shall not include lack of funds or financial condition of the Landlord, the Tenant or any Person nor any failure by the Landlord or the Tenant to make timely application to any government authority for any required permits or approvals in connection with the Landlord’s Work or the Tenant’s Work.

ARTICLE 3 – RENT

The Tenant hereby covenants and agrees with the Landlord as follows:

3.1

That the Tenant shall pay to the Landlord during the Term (and any applicable renewal or extension thereof), without prior demand or any deduction or set off whatsoever, the aggregate of the Basic Rent and the Additional Rent. The Tenant acknowledges and agrees that the Landlord shall have the right to require the Tenant to pay to the Landlord the amount of the Sales Taxes on any payments of Rent under this Lease and the Tenant covenants and agrees to pay to the Landlord the amount of the Sales Taxes on any payments of Rent under this Lease at the same time as the amounts, to which the Sales Taxes apply, are payable to the Landlord under this Lease, or upon demand at such other time or times as the Landlord may from time to time determine.

3.2 (a)

That payment of Rent shall be made to the Landlord by the Tenant at the Landlord’s designated office or at such other place and to such other party as the Landlord may from time to time designate in writing. All payments of Rent shall be made in equal instalments on the first day of each month in advance.

(b)

The Tenant shall pay the Leased Area Expenses, the Tenant’s Proportionate Share of Common Area Expenses and the Tenant’s Proportionate Share of the Municipal Taxes, monthly in accordance with the reasonable forward estimates thereof made by the Landlord and shall be adjusted at the end of each Lease Year on the basis of the actual Leased Area Expenses and Common Area Expenses experienced during the Lease Year to which the adjustments relate, together with the final allocation of Municipal Taxes and the final calculation of the management and administration fee, determined by the Landlord for such Lease Year. All other Additional Rent shall be paid by the Tenant monthly or as otherwise demanded by the Landlord.

(c)

The failure of the Tenant to comply in any way with any of the provisions of this Article 3.2 shall be deemed to be an Event of Default under this Lease and, following expiry of the applicable cure period in Article 9.4, shall entitle the Landlord to exercise any and all remedies available to the Landlord under this Lease.

3.3

That if, at any time before or after the expiration or earlier termination of the Term, the Landlord shall suffer or incur any damage, loss or expense for which the Tenant is liable hereunder by reason of any failure of the Tenant to observe or comply with any of the covenants or agreements of the Tenant herein contained, or if the Landlord shall make any payment for which the Tenant is liable hereunder, then in every such case the amount of such damage, loss, expense or payment shall be payable by the Tenant to the Landlord on demand and the Landlord shall have the right at its option to add the cost or amount of any such damage, loss, expense or payment to the Rent hereby reserved and any such amount shall thereupon immediately be due and payable as Rent and recoverable in the manner provided by Applicable Laws for the recovery of rent in arrears.

3.4 (a)

The Tenant covenants and agrees that the failure by the Tenant to pay to the Landlord the amount of any Sales Taxes owing by the Tenant to the Landlord when due hereunder shall constitute an Event of Default by the Tenant under this Lease and will entitle the Landlord to exercise any and all rights and remedies available to the Landlord for the recovery of Rent in arrears. The Tenant further covenants and agrees that if any of the Sales Taxes are amended in such a manner that it imposes any additional financial obligations on the Landlord, the Tenant shall forthwith pay to and reimburse the Landlord for all such additional financial obligations and the Tenant agrees to execute such agreements and documents as the Landlord may reasonably require in order to ensure that such additional financial obligations will be paid by the Tenant.

(b)

Tenant may from time to time be provided with or request Additional Services from Landlord and Tenant shall pay to Landlord the Landlord’s charge for such Additional Services plus ten percent (10%) of such charge to cover Landlord’s cost of administration, payable forthwith upon delivery of Landlord’s invoice therefor.

(c)

If Landlord shall from time to time reasonably determine that the use of any utility or service in the Premises is disproportionate to the use of other tenants operating during Standard Business Hours, then Landlord may separately charge Tenant as an Additional Service for the excess costs attributable to such disproportionate use calculated on a reasonable basis.

(d)

Landlord may install and maintain, at Tenant’s expense, metering devices for measuring the use of any utility or service in the Premises. Tenant shall pay Landlord within thirty (30) days of receipt of any invoice for the cost of installation and maintenance of such device plus ten percent (10%) of such cost on account of Landlord’s overhead.

ARTICLE 4 – USE OF PREMISES

4.1

The Tenant covenants and agrees not to use or occupy the Premises or any part thereof for any purpose other than the Use Of Premises specified in the Lease Summary. Tenant acknowledges that annexed hereto as Schedule F is a list of exclusive uses granted by the Landlord as at the date of execution of this Lease to other tenants or occupants of the Project. The Tenant covenants and agrees that it shall carry on business in the Premises in such a way so as to avoid conflict with any of the exclusive uses and restrictive covenant clauses set forth in Schedule F. The Tenant agrees to provide the Landlord with not less than sixty (60) days’ prior written Notice if and when the Tenant wishes to vacate the Premises and/or cease carrying on its Use of the Premises; provided, however, that no such vacating and/or ceasing to carry on the Use of the Premises will relieve the Tenant of its obligations, covenants and agreements hereunder and the Tenant will remain bound by this Lease and continue to pay all Rent and observe and perform all other provisions of this Lease including, but not limited, keeping the Premises heated (to avoid damage thereto by reason of cold, frost or otherwise), clean and free of rodents and pests.

As part of its permitted Use Of Premises specified in the Lease Summary, but subject at all times to the Tenant’s covenant to avoid conflict with any of the exclusive uses and restrictive covenant clauses set forth in Schedule F, the Tenant will be permitted to grant temporary, co-working licences during the Term for the sole purpose of enabling collaborative co-working between the Tenant and such licensees; provided, however, that such co-working licences are granted on a not-for-profit basis and that the maximum Rentable Area Of The Premises permitted to be occupied by any such co-working licensees at any given time shall not exceed twenty percent (20%) of the total Rentable Area Of The Premises. Notwithstanding any such co-working licences, the Tenant will remain bound by this Lease and in no event shall any such co-working licenses release or relieve the Tenant from its obligations to perform fully all the terms, covenants and conditions of this Lease on its part to be performed. The Tenant shall give prior written notice to the Landlord of any and all co-working licences and licensees including, without limitation, the name, contact particulars and other reasonable information requested by the Landlord pertaining to such licensees. If, in the reasonable opinion of the Landlord, any co-working licences are tantamount to a Transfer or would otherwise conflict with any of the exclusive uses and restrictive covenant clauses set forth in Schedule F, at the request of the Landlord, the Tenant will be required to comply with the terms of Article 8 in respect of any co-working licences notwithstanding the foregoing.

4.2	The Tenant covenants and agrees that it shall not, without the prior written consent of the Landlord, grant any concession to anyone within the Premises.

4.3

The Tenant covenants and agrees to observe and perform all of its obligations and all matters and things necessary or expedient to be done, observed or performed by the Tenant by virtue of Applicable Laws and in any degree affecting the exercise or fulfilment in any manner of any right or obligation arising under or as a result of this Lease and affecting the Premises and the use thereof by the Tenant and all demands and Notices in pursuance of same whether made or served upon the Landlord or the Tenant. In the event of the service of any statutory notice lawfully requiring the execution of works by reason of anything done, omitted or permitted by the Tenant on the Premises during the Term, the following provisions shall apply notwithstanding anything contained in this Lease to the contrary:

(a)

if such notice is served upon the Tenant, the Tenant shall forthwith forward the same or a copy thereof to the Landlord and shall (unless a certificate of exemption be obtained) forthwith, at its own expense, execute to the satisfaction of the Landlord such works as the Landlord may approve in order to comply with the requirements of the said notice;

(b)

if such notice is served upon the Landlord, the Landlord shall notify the Tenant and thereupon the Tenant shall, at its own expense, forthwith execute to the satisfaction of the Landlord such works as the Landlord may require in order to comply with the requirements of said notice.

4.4

The Tenant covenants and agrees to comply with the Regulations. Each Regulation, as amended from time to time by the Landlord, forms part of this Lease as soon as the Regulation is made known to the Tenant.

The Landlord is not responsible to the Tenant for the non-observance of a Regulation by any other tenant in the Project or of the terms, covenants and conditions of any other lease of premises in the Project.

4.5

The Tenant covenants and agrees that it shall not in respect of the Premises overload any floor, or bring into any part of the Premises any articles or fixtures that by reason of their weight or size might damage or endanger the structure of the Premises or any buildings or improvements comprising the Project, or hang anything from the roof, mechanical or sprinkler systems, or perform any acts or carry on any practice which may injure the Premises, the Project or its Common Areas.

4.6 (a)

The Tenant covenants and agrees that it shall not use or permit any part of the Premises to be used in such a manner as to cause a nuisance and in particular shall not use any advertising media which is audible outside the Premises if the Landlord or any other tenant objects thereto.

(b)

The Tenant shall not install in the Premises equipment or utilities (including telephone, telecommunication or other information technology equipment and/or any Non-Standard Improvements) which may or does overload any utilities or which generates sufficient heat to affect the temperature otherwise maintained in the Premises by the HVAC facilities as normally operated. Landlord may install supplementary HVAC units, facilities or services in the Premises, or modify the HVAC facilities, as may in the Landlord’s reasonable opinion be required to maintain proper temperature levels, and the Tenant shall pay the Landlord, within thirty (30) days of receipt of any invoice, for the cost thereof, including, without limitation, installation, operation and maintenance expenses, plus fifteen percent (15%) of such cost to cover the Landlord’s costs of administration.

4.7

The Tenant agrees not to paint, affix, display, erect or place, or suffer to be painted, affixed, displayed, erected or placed, or maintain any sign, decal, design, picture, notice, decoration, lettering, banner, pendant, shade, awning, canopy or advertising matter of any kind (collectively, “Tenant Signage”) anywhere in the Project or in or on any window or door of the Premises (except any of the foregoing placed in the interior of the Premises that cannot be viewed from outside the Premises) without first obtaining the Landlord’s written approval and consent thereto in each instance, which consent cannot be unreasonably withheld, and all permits, licences and consents of all governmental authorities having jurisdiction, (and the Tenant shall promptly provide the Landlord with a copy thereof). Further, if the Tenant fails to obtain the prior consent and approval of the Landlord in accordance with this Article 4.7, and if the Landlord reasonably objects to any Tenant Signage which may be painted, affixed, displayed, erected or placed in or on any part of the interior or exterior of the Premises and which is visible from outside the Premises, the Tenant shall immediately remove such Tenant Signage at the Tenant’s expense, failing which the Tenant agrees that the Landlord may, without liability on the Landlord’s part and without notice to the Tenant, enter the Premises and remove such Tenant Signage at the Tenant’s expense, plus an administration charge of fifteen percent (15%) of the cost of such removal, which shall be paid by the Tenant to the Landlord as Additional Rent on demand. All Tenant Signage shall comply with all Applicable Laws then in effect and the applicable provisions of the Environmental Management Plan, including without limitation, those pertaining to light pollution reduction, energy conservation and, for any outside signage, migrating bird safety programs. It is expressly understood and agreed that no neon open signage will be permitted in or on the Premises.

4.8

The Tenant shall not place any refuse or garbage or form any rubbish dump outside the Premises or anywhere in the Project except in the place provided by the Landlord for that purpose, and shall not burn any refuse or garbage in or about the Premises or anywhere within the Project. The Tenant shall comply with all recycling programs adopted by the Landlord for the Project and the Landlord shall be entitled to refuse to collect refuse and recyclables if not properly sorted into the appropriate recyclable container, and the Landlord shall be entitled to charge the Tenant for any costs it incurs as a result of the Tenant’s failure to comply with the recycling programs adopted by the Landlord for the Project. The Tenant covenants and agrees that any food products and food waste (including any grease) in the Premises shall be stored, refrigerated and disposed of in accordance with all Applicable Laws and in accordance with the requirements of the Landlord to ensure that the Premises are not damaged thereby and that food odours do not emanate from the Premises or from any waste collection or disposal area located in the Common Areas in which the Tenant is permitted by the Landlord to place its food products or food waste, to any other premises or to any other Common Areas, and in this regard, the Landlord may require the removal of all food waste and grease from the Premises and the Project on a daily basis. If the Landlord provides any waste collection or disposal areas in the Project for food waste and grease, the Tenant shall comply with the requirements of the Landlord with respect to such waste collection or disposal areas.

4.9

The Tenant acknowledges that all of its covenants and obligations set forth throughout this Article 4 are covenants and obligations designed for the mutual benefit and protection of all tenants of premises in the Project, and to render the Project as a whole of maximum attractiveness to the public. In the event that the Tenant shall be in breach of any such covenants or obligations or shall fail to observe or perform any of the same then without prejudice to any other right or remedy which the Landlord may have under the terms of this Lease the Landlord shall have the right to bring action in any court of competent jurisdiction against the Tenant for a judgement or order directing the Tenant to remedy such breach and to observe and perform such covenant or obligation.

ARTICLE 5 – COMMON AREAS

5.1

The Landlord covenants and agrees to maintain and provide servicing of Common Areas including lighting, security, refuse removal, snow removal and cleaning as would a landlord acting reasonably having regard to the nature of the Project and the objectives of the Environmental Management Plan.

5.2

The Landlord shall, at all times, have exclusive control and management of the Project, and, without limiting the generality of the foregoing, such control shall apply to signs, the use of show windows and the use made by the Tenant and the public of the parking areas of the Project. The Landlord shall have the right to use any part of the Common Areas, from time to time, for merchandising, display, decorations, entertainment and structures designed for retail selling (including kiosks) or special features or promotional activities and the Landlord shall be entitled to receive and retain all revenue in respect thereof, subject to the provisions hereof.

5.3

The Landlord hereby grants to the Tenant, its employees, invitees and licensees, in common with all others entitled thereto, a licence during the subsisting Term and any renewal or extension thereof for the purposes of reasonable ingress to and egress from the Premises with or without vehicles over that portion of the Lands as the Landlord may from time to time designate, provided, however, that reasonable pedestrian access shall be available to the Premises. The Landlord shall have the right to alter the location and size of the areas which are subject to this licence and rights, provided that reasonable access is provided by the Landlord for the purposes aforesaid.

5.4

The Tenant acknowledges and agrees that the Landlord has the right to regulate and restrict the parking of motor vehicles in the Project and the Tenant covenants that it will, and will cause its employees to, observe all reasonable regulations and restrictions made by the Landlord from time to time with respect to parking on those portions of the Common Areas provided for that purpose and the Tenant shall notify its employees of the Landlord’s parking regulations and restrictions. The Tenant shall supply the automobile license plate numbers of its employees to the Landlord upon request. The Landlord reserves the right to:

(a)

remove any automobile which, in the reasonable opinion of the Landlord, is infringing regulations made by the Landlord with respect to parking without notice and notwithstanding any bylaws or regulations of any governmental authority concerning removal and towing of motor vehicles; such removal with respect to any automobiles owned by the Tenant or its agents, customers, employees or invitees shall be at the sole risk and expense of the Tenant; and

(b)

impose charges for the use of the parking areas or other parking facilities, such rates to be determined by the Landlord having regard to parking facilities provided, and the Landlord shall have the right to retain for itself all revenue received by the Landlord for the use of parking areas or parking facilities without any credit to the Tenant or any other tenants of the Project.

5.5	The Tenant shall not keep or display any merchandise on or otherwise obstruct the parking areas, sidewalks, any other part of the Common Areas or any part of any other tenant’s premises.

5.6

The Tenant acknowledges that it is the intention of the Landlord to develop, construct, maintain, continue to modernise and update the Project, including without limitation, the implementation of the objectives of the Environmental Management Plan as determined by the Landlord, and if necessary, in the sole opinion of the Landlord, to expand the Project from time to time as economic and market conditions permit and, in furtherance of all or any of these intentions, it is understood and agreed that subject to Article 5.7, the Landlord shall have the right at all times and from time to time throughout the Term to:

(a)	change the area, size, level, location and/or arrangement of the Project or any part thereof (other than the Premises) including the Common Areas;

(b)

construct other buildings, structures or improvements in the Project and make alterations thereof, additions thereto, or re-arrangements thereof, demolish parts thereof, build additional storeys on any building in the Project other than the Building (and, for such purposes, to construct and erect columns and support facilities in any building other than the Building), and construct additional buildings or facilities adjoining or proximate to the Project;

(c)

construct multiple deck, elevated or underground parking facilities, and expand, reduce or alter the same in any manner whatsoever; provided that the Landlord shall at all times maintain in the Building a number of normal-sized parking stalls made available to the Tenant at least equal to the Original Parking Stall Amount (as such term is defined in Schedule E, Item 9) as the same may be reduced from time to time;

(d)	relocate or rearrange the various buildings, parking areas and other parts of the Project (excluding the Premises) from those existing at the Commencement Day or shown on Schedule A1;

(e)

make changes and additions to the pipes, conduits and ducts or other structural and non-structural installations in the Premises where desirable to serve the Common Areas and other premises in the Project or to facilitate expansion or alteration of the Project, (including without limitation the construction and erection of columns and support facilities) but the Landlord shall not unreasonably interfere with the use and enjoyment of the Premises beyond the extent necessarily incidental to such changes, additions and installations, and the Landlord shall make good any damage to the Premises arising in the course of such changes and additions;

(f)	add additional lands to the Project;

(g)	temporarily obstruct or close off the Common Areas or any parts thereof for the purpose of maintenance, repair or construction; and

(h)	have access for itself and all workers, agents, contractors and licensees at all reasonable times for the purpose of carrying out the activities set forth in this Article 5.6.

For clarity, and without limiting the foregoing, the Tenant accepts and acknowledges that: (i) the Project (and, in particular, the Building) is currently under redevelopment and any noise or disturbance caused by the redevelopment will not constitute any breach of this Lease; and (ii) any noise or disturbance caused by the Landlord’s Work will not constitute any breach of this Lease, provided however that the Landlord complies with its obligations in Articles 5.3 and 5.7.

5.7

The Landlord agrees to use reasonable commercial efforts to complete all construction, alterations, maintenance and repairs as expeditiously and with commercially reasonably disruption and inconvenience to the Tenant’s use and enjoyment of the Premises as reasonably possible under the circumstances. The Landlord agrees that nothing in this Article 5 permits the Landlord to alter the Premises nor to reduce the aggregate capacity of the parking areas and other parking facilities of the Project for any period greater than six (6) months below that then legally required by applicable government authorities or the number of normal-sized parking stalls available to the Tenant in the Building below the number of such stalls comprising the Original Parking Stall Amount, as such Original Parking Stall Amount may be reduced from time to time in accordance with Section 9 of Schedule E attached hereto.

5.8

The Tenant shall be responsible for relocating and protecting its property during the course of any construction, relocation, alteration, reorganization or change to the Project and during the period of the exercise of the Landlord’s rights under Article 5.6.

5.9	The Tenant acknowledges and agrees as follows:

(a)

Except to the extent resulting from the Landlord’s gross negligence or wilful misconduct, the Landlord accepts no liability and is hereby relieved and released by the Tenant in respect of the operation of any delivery facilities provided by the Landlord, or the adequacy thereof, or of the acts or omissions of any Persons or Persons engaged in the operation thereof, or in the acceptance, holding, handling, delivery or dispatch of any such goods for or on behalf of the Tenant, or for any claim of the Tenant by reason of damage, loss, theft, or acceptance, holding, handling, delivery or dispatch, or failure of any acceptance, holding, handling or dispatch, or any error, negligence or delay therein.

(b)	The Landlord may from time to time require the payment of reasonable charges for delivery services and facilities and demurrage provided by the Landlord.

(c)

The Tenant shall cause its employees and all Persons delivering or shipping any merchandise, supplies, fixtures, materials or goods to the Premises to fully comply with the Landlord’s reasonable protocol and rules as established by the Landlord from time to time (including those set forth in Schedule D hereto, as may be amended by the Landlord from time to time) and/or any applicable third party protocols and rules, for the delivery, loading and unloading of merchandise, supplies, fixtures and other materials or goods to or from the Premises. Without limiting the foregoing, the Tenant shall not permit any trucks or trailers to be parked at or adjacent to any loading docks for any period of time not approved by the Landlord and no merchandise, supplies, fixtures or any other materials or goods shall be stored on or adjacent to any loading docks whether in trailers or otherwise.

5.10

The Landlord shall have the right at any time and from time to time, as it may determine in its sole discretion, to place or permit kiosks, telecommunication towers and facilities and third party advertising signage and displays in such locations in the Project and/or the Building, including within the Common Areas, as are from time to time designated by the Landlord and the Landlord may alter the location and size of any kiosks, telecommunication towers and facilities and third party advertising signage and displays. The Landlord shall be entitled to retain for itself all rents and other amounts paid to the Landlord by any Persons using or operating any kiosks, telecommunication towers and facilities and third party advertising signage and displays within the Project without any credit to the Tenant or any other tenant of the Project.

ARTICLE 6 – REPAIRS

6.1

The Landlord covenants to be responsible only for structural repairs to the roof deck, foundations, sub-floor and outer support walls of the building or buildings comprising the Project, and damage to the building or buildings comprising the Project caused by any peril required to be insured against in accordance with Article 7.1 hereof, all excluding any property, leasehold improvements or trade fixtures of the Tenant (including, without limitation, the Non-Standard Improvements).

6.2

The Tenant agrees to permit entry to the Premises by the Landlord, its servants or agents, at any reasonable time for the repair or maintenance of any wires, pipes, machinery, conduits or any other thing or matter used in the operation of the Project or to take such steps as may be reasonably necessary to comply with the Environmental Management Plan, provided that the Landlord shall not unnecessarily inconvenience the Tenant in carrying out such maintenance or repairs. In the event of any emergency, it is agreed that the Landlord may break into the Premises and shall not be held liable for any damage or loss occasioned thereby except to the extent caused by the Landlord’s gross negligence or wilful misconduct.

6.3	Except to the extent caused by the Landlord’s gross negligence or wilful misconduct, the Landlord shall not be responsible for:

(a)

any loss, damage, cost or expense caused by overflow, seepage or leakage of water from any part of the Project or adjoining buildings caused by the use, misuse or abuse of water or any plumbing fixtures; or

(b)	any interruption in the supply of any building services including, but not limited to, utility services and any loss, damage, cost or expense occasioned thereby; or

(c)

any loss, damage, cost or expense caused by any accident or misadventure to or arising from the use and operation of machinery, elevators, escalators, heating or cooling apparatus, electric wiring, gas pipes, or appliances of any nature.

6.4 (a)

The Tenant covenants that, notwithstanding any Notice that it must give in accordance with Article 9.4 hereof, it shall at all times during the Term and at its own cost repair and maintain the Premises in good condition and repair and in accordance with the Environmental Management Plan, including doors, frames, plate glass, walls, floors, ceiling, sprinklers, Tenant’s washrooms, heating, ventilating and air conditioning equipment, plumbing (including a free flow to the sewer) and all equipment and fixtures now or hereafter installed in the Premises (with the sole exception of equipment, pipes or conduit serving others and not the Tenant), such repair to be executed as necessary or as reasonably required by the Landlord. The Landlord’s contractors alone shall execute work on mechanical systems or work affecting structural elements of the Project and the Tenant hereby agrees to reimburse the Landlord for the cost of such work as and when required. The Tenant shall also heat the Premises in a reasonable manner so as to prevent any damage thereto by reason of frost or moisture.

(b)

The Tenant shall at all times keep the Premises and, without limitation, any loading dock and exterior surfaces of the Premises (if applicable), in neat, clean and sanitary condition and shall not allow any refuse, garbage, pallets, cartons, loose or waste material to accumulate in or about the Premises. All trash, rubbish, waste material and other garbage shall be kept at all times from the view of the general public and shall be disposed of by the Tenant on a regular basis, as determined by the Landlord but at the Tenant’s sole expense. In the event that the Tenant fails to clean in accordance with this Article 6.4 upon written Notice from the Landlord so to do, then the Landlord may clean the same and the cost thereof shall be paid by the Tenant to the Landlord as Additional Rent upon demand.

6.5

It shall be lawful for the Landlord or its agents at all reasonable times during Standard Business Hours during the Term, upon reasonable advance Notice to the Tenant, except in case of emergency when no Notice shall be required, to enter the Premises to inspect the condition thereof and compliance by the Tenant with the provisions of this Lease, including without limitation, the Environmental Management Plan.

6.6

The Tenant shall, without Notice from the Landlord, at the expiration or sooner termination of the Term peaceably surrender and yield up to the Landlord the Premises together with all fixtures and improvements thereon, together with the numbers of all combination locks and keys to all other locks on the Premises, and all in good and tenantable repair to the extent provided by Article 6.4 and otherwise in accordance with the Tenant’s obligations under this Lease.

6.7

In the event that the Premises are damaged or destroyed by fire or any other hazard for which the Landlord is required to be insured to an extent which renders the Premises untenantable and provided that such damage was not caused by the negligence of the Tenant or those for whom the Tenant is responsible at law, the Basic Rent will abate wholly or in part, to an extent which recognises the nature and extent of the damage, until the date the Landlord’s repairs to the Premises and the Tenant’s work described in Article 6.8 have been completed.

6.8

From and after the date upon which the Tenant is notified in writing by the Landlord that the Landlord’s work of reconstruction or repair is completed, the Tenant shall immediately commence all work required to fully restore the Premises and shall complete such work and reopen for business within sixty (60) days of receipt of the Landlord’s Notice aforesaid, with the Premises fully fixtured, stocked and staffed. The certificate of the Landlord’s architect or engineer shall bind the parties hereto as to the date upon which the Landlord’s work of reconstruction or repair and the Tenant’s work described in this Article 6.8 is completed. Notwithstanding anything contained to the contrary in this Lease, in the event of damage to the Premises, the Landlord’s covenants as set out in this Lease to repair, rebuild or maintain the Project or any part thereof shall only apply to the extent that insurance proceeds are available or would have been available had the Landlord complied with its obligations to insure as set out in this Lease to the Landlord for the entire cost (but excluding reasonable deductibles) of such repair, rebuilding or maintenance.

6.9

In the event that the Project or any part thereof is damaged by fire or other insured hazard to an extent which cannot be restored within one hundred and eighty (180) days, then either the Landlord or the Tenant may at its sole option within sixty (60) days of the occurrence of such damage terminate this Lease by serving upon the other one (1) month’s written Notice in which event Rent shall accrue to the date of damage only. Thereafter, the Tenant shall have no further interest in either the Premises or the Project but shall remain liable for the payment of Rent and all other money then due to the Landlord until fully paid. Notwithstanding anything contained to the contrary in this Lease, in the event of damage to the Project, the Landlord’s covenants as set out in this Lease to repair, rebuild or maintain the Project or any part thereof shall only apply to the extent that insurance proceeds are available or would have been available had the Landlord complied with its obligations to insure as set out in this Lease to the Landlord to the entire cost (but excluding reasonable deductibles) of such repair, rebuilding or maintenance.

ARTICLE 7 – INSURANCE; LIMITATION OF LIABILITY

7.1

The Landlord shall take out and maintain in full force and effect insurance against all risks of physical loss or damage to the Project (which coverage may at the Landlord’s discretion exclude the foundations and excavations) and such fixtures and improvements as the Landlord shall determine, including, if and to the extent reasonably available at reasonable rates, the perils of flood and earthquake and loss of rental income insurance, in amounts equal to the full insurable value thereof calculated on a replacement cost basis, and subject to such deductibles as the Landlord may reasonably determine. Without limiting the generality of the foregoing, the Landlord shall be entitled to effect and maintain during the Term, property and business interruption insurance that would provide for environmental or other building accreditation recertification costs, sustainable re-engineering or sustainability design costs incurred after a loss, the incremental costs of debris removal and recycling after a loss, and any additional reconstruction costs associated with reconstruction of the buildings and improvements in the Project to a leading energy conservation and/or sustainability standard. In addition, the Landlord may place boiler and machinery breakdown insurance that would permit the replacement of damaged equipment with equipment that increases the efficiency of the buildings and improvement in the Project or enhances safety, and/or otherwise is consistent with the Environmental Management Plan. Provided however, the full insurable value shall not include, and the insurance shall not cover, any property of the Tenant, whether owned by the Tenant or held by it in any capacity, nor leasehold improvements (including the Non-Standard Improvements) whether made by or on behalf of the Tenant, nor Tenant’s business interruption insurance. The Tenant acknowledges and agrees that no insurable interest is conferred on the Tenant under any polices of insurance carried by the Landlord and it has no right to receive proceeds of any of those policies.

7.2 (a)	The Tenant covenants and agrees to effect and maintain throughout the Term the following insurance in forms, amounts and with insurance carriers satisfactory to the Landlord:

(i)

comprehensive bodily injury and property damage liability insurance applying to the operations of the Tenant carried on from the Premises and which shall include, without limitation, personal injury liability, product liability, environmental liability, contractual liability, non-owned automobile liability and protective liability with respect to the occupancy of the Premises by the Tenant, and such insurance shall be written for an amount of not less than Five Million Dollars

($5,000,000.00) per occurrence, or such higher amount as the Landlord may from time to time reasonably require;

(ii)	tenant’s all risks legal liability insurance in an amount not less than the replacement cost of the Premises;

(iii)

insurance against all risks of physical loss or damage (including flood and water damages) on Tenant’s fixtures, leasehold improvements (including all Non-Standard Improvements), stock in trade, furniture, and all other contents of the Premises, in an amount not less than the full replacement cost thereof; and

(iv)	any other insurance in form, amounts and for insurance risks as the Landlord or the Landlord’s mortgagees may reasonably require from time to time.

(b)

The Tenant shall renew each such insurance policy no later than the same day as the expiration of its policy term and shall forthwith forward to the Landlord certificates of insurance evidencing the policies in effect. Each such certificate shall separately specify the values insured for the Tenant’s fixtures and for leasehold improvements (including Non-Standard Improvements) and each such certificate shall contain sufficient information to verify the Tenant’s obligation. Except for tenant’s all risk legal liability insurance, each such policy shall name the Landlord as an additional insured as its interest may appear and in the case of public liability insurance it shall contain a provision for cross liability as between the Landlord and the Tenant. Each such policy shall provide that the insurer shall not have any right of subrogation against the Landlord on account of any loss or damage covered by such insurance or on account of any payments made to discharge claims against or liabilities of the Landlord or the Tenant covered by such insurance. Each such policy shall be non-contributing with, and shall apply only as primary and not excess to, any other insurance available to the Landlord, and each such policy shall provide that the insurance coverage shall not be invalidated with respect to the Landlord’s interest by reason of the acts or omissions of the Tenant. The cost or premium for each and every such policy of insurance shall be paid by the Tenant. The Tenant shall obtain from the insurers under each of such policies of insurance, undertakings to notify the Landlord in writing at least thirty (30) days prior to the cancellation or material change of any such policies.

7.3

The Tenant covenants and agrees that it will not do or permit its employees or other invitees to do anything on the Premises whereby any policy of insurance maintained by the Tenant or the Landlord may be invalidated, and, for such purpose, upon the receipt of notice in writing received by the Tenant or the Landlord from any insurer requiring the execution of works or a discontinuance of any operation on the Premises which would otherwise invalidate such insurance, the Tenant shall forthwith comply with such notice.

7.4

The Tenant shall not do or permit anything to be done upon the Premises whereby the rates of any insurance in force with respect to the Project or the Premises are increased and in the event of any breach of this covenant by the Tenant then the Tenant shall forthwith pay to the Landlord on demand from time to time during the Term all amounts representing the increase in the rate of premium above the usual rate otherwise charged for such insurance.

7.5 (a)

Except to the extent any injury, loss or damage results from the gross negligence or wilful misconduct of the Landlord or those for whom it is responsible in law, the Tenant agrees that the Landlord shall not be liable or responsible in any way to the Tenant or any other person for:

(i)

any injury arising from or out of any occurrence in, upon, at or relating to the Project or the Lands or any part thereof or any loss or damage to property (including loss of use thereof) of the Tenant or any other person located in the Project or the Lands or any part thereof from any cause whatsoever;

(ii)	without limiting the generality of the foregoing provisions of this Article 7.5, any injury to the Tenant or any other person or loss or damage to property resulting from: fire; smoke; explosion;

falling plaster, ceiling tiles, fixtures or signs; broken glass; steam; gas; fumes; vapours; odours; dust; dirt; grease; acid; oil; any Hazardous Substance; debris; noise; air or noise pollution; theft; breakage; vermin; electricity; computer, utility, communication or electronic equipment or systems malfunction, breakdown or stoppage; electromagnetic radiation; electrical injury; water; rain; flood; flooding; freezing; tornado; windstorm; snow; sleet; hail; frost; ice; excessive heat or cold; sewage; sewer backup; toilet overflow; or leaks or discharges from any part of the Project (including the Premises), or from any pipes, sprinklers, appliances, equipment (including, without limitation, heating, ventilation and air-conditioning equipment) electrical or other wiring, plumbing fixtures, roof(s), windows, skylights, doors, trapdoors, or subsurface of any floor or ceiling of any part of the Project, or from the street or any other place, or by dampness or climatic conditions, or from any defect in the Project or any part thereof, or from any other cause whatsoever;

(iii)

any injury, loss or damage caused by other tenants or any persons in the Project, or by occupants of adjacent property thereto, or by the public, or by construction or renovation, or by any private, public or quasi-public work, or by interruption, cessation or failure of public or other utility service, or caused by force majeure;

(iv)

any injury to the Tenant or any other person or any loss or damage suffered to the Premises or the contents thereof by reason of the Landlord or its representatives entering the Premises to undertake any work therein, or to exercise any of the Landlord’s rights or remedies hereunder, or to fulfill any of the Landlord’s obligations hereunder, or in the case of emergency;

(v)	any injury, loss or damage insured against or required to be insured against by the Tenant under Article 7.2;

(vi)

any injury, loss or damage caused by an act or omission (including theft, malfeasance or negligence) on the part of the agent, contractor or person from time to time employed by the Tenant to perform janitor services, security services, supervision or any other work in or about the Premises or the Project;

(vii)	any loss or damage, however caused, to merchandise, stock-in-trade, money, securities, negotiable instruments, papers or other valuables of the Tenant;

(viii)	any injury, loss or damage resulting from interference with or obstruction of deliveries to or from the Premises; or

(ix)

any injury or damages not specified above to the person or property of the Tenant, its agents, servants or employees, or any other person entering upon the Premises under express or implied invitation of the Tenant.

(b)

The Tenant expressly releases the Landlord from or in respect of any injury or loss or damage to property caused by perils insured against or required to be insured against by the Tenant pursuant to the provisions of Article 7.2 or otherwise provided for under this Lease. Without limiting the generality of the provisions of this Article 7.5:

(i)	all property of the Tenant kept or stored on the Premises shall be so kept or stored at the risk of the Tenant only; and

(ii)

the Tenant shall promptly indemnify and hold harmless the Landlord from and against any and all claims, losses, actions, suits, proceedings, causes of action, demands, damages, fines, duties, judgments, executions, costs, charges, payments and expenses including any professional consultant and legal fees (on a solicitor and his/her own client basis) (collectively, “Claims”) arising out of or in connection with:

(A)	any loss of or damage to such property, including loss of use thereof, and including, without limitation, any subrogation claims by the Tenant’s insurers, and

(B)	any injury referred to in this Article 7.5.

(c)

The intent of this Article 7.5 is that the Tenant (and any persons having business with the Tenant) is to look solely to the Tenant’s insurers to satisfy any Claims which may arise on account of injury, loss or damage, in respect of such insured perils irrespective of the cause.

7.6 (a)

The Landlord expressly releases the Tenant from or in respect of any injury or loss or damage to property caused by perils insured against or required to be insured against by the Landlord pursuant to the provisions of Article 7.1 or otherwise provided for under this Lease (the “Landlord’s Insured Damage”).

(b)

The intent of this Article 7.6 is that the Landlord (and any persons having business with the Landlord) is to look solely to the Landlord’s insurers to satisfy any claims which may arise on account of the Landlord’s Insured Damage.

ARTICLE 8 – OTHER TENANT’S COVENANTS

8.1

Notwithstanding that this Lease and Term shall end without Notice by either party to the other, in the event that the Tenant should hold over, then the tenancy shall be construed as one of a month-to-month and the monthly Basic Rent then payable shall be one and one-half (1.5) times the monthly Basic Rent provided for in the last Lease Year, except if the Tenant has served its Notice to extend in respect of the First Extension Term or the Second Extension Term, as the case may be, in accordance with its options to extend set forth in Article 11, in which event Basic Rent shall then be as set out in Article 11. All other terms and conditions of this Lease shall otherwise apply.

8.2

The Tenant shall have the right to Transfer this Lease in whole or in part to any person(s) or any third-party tenant(s) subject to written consent of the Landlord, which consent shall not be unreasonably withheld or delayed; provided however that the consent of the Landlord shall not be required: (i) for any Transfer to an Affiliate; or (ii) for any Transfer in connection with the acquisition of the Tenant’s business as a going concern. For Transfers which require consent, the Landlord shall have the right to consider commercial reputation, proposed use and potential competition with its major tenants of the Project, including, but not limited to, Hootsuite Media Inc. and 2015 Main Street Tenant LP (“WeWorks”) financial covenants, and whether the Transfer may imperil any existing or intended certification or accreditation of the Project of any performance targets for the Project in accordance with the Environmental Management Plan when determining whether to grant its approval of the proposed assignee/subtenant.

8.3 (a)

If the Tenant intends to effect a Transfer, the Tenant shall give prior Notice to the Landlord of such intent specifying the identity of the Transferee, the type of Transfer contemplated, the part of the Premises affected and the financial and other terms of the Transfer, and shall provide such financial, business or other information relating to the proposed Transferee and its principals as the Landlord or any Mortgagee reasonably requires, together with copies of all documents which record the particulars of the proposed Transfer. Where the Transfer requires the Landlord’s consent, the Landlord shall, within thirty (30) days after having received such Notice and all requested information, notify the Tenant either that:

(i)	the Landlord consents or does not consent to the Transfer in accordance with the provisions of this Lease; and

(ii)	in the case the Landlord does not consent to the proposed Transfer (other than as described in Article 2.59(d) hereof), the Landlord may elect in its sole discretion:

(A)	to terminate this Lease as to:

(I)	the whole of the Premises (if the proposed Transfer relates to the whole of the Premises), or

(II)	as to the part of the Premises affected by the proposed Transfer; or

(B)

to sublease from the Tenant the Rentable Area Of The Premises to be sublet or assigned on the same terms and conditions as set out in the Tenant’s Notice of the Transfer (except in respect of rent which shall be the lesser of the Rent paid therefor by the Tenant under this Lease or the rent specified in the Tenant’s Notice of Transfer) by giving written Notice to the Tenant within fourteen (14) days of receipt of a true copy of the Tenant’s Notice for consent, any other Transfer information requested by the Landlord and the documentation fee referred to in Article 8.7.

(b)

It is expressly understood and agreed that the Landlord’s right of termination as set forth in Article 8.3(a)(ii) above is exercisable by the Landlord in its sole and unfettered discretion, and shall not be limited or affected in any way by any other provision of this Article 8.3 or by any express or implied obligation of the Landlord to consent to the Transfer, and the Landlord shall not be required to act reasonably in deciding whether or not to exercise this right of termination nor shall the Landlord be required to give any reasons for its refusal to consent to the Transfer.

(c)

If the Landlord elects to terminate this Lease it shall stipulate in its Notice to the Tenant the termination date of this Lease which shall be not less than ninety (90) days and not more than one-hundred twenty (120) days following the giving of Notice of such election by the Landlord to the Tenant and whether the termination is with respect to the whole of the Premises or the part of the Premises affected by the Transfer. If the Landlord elects to terminate this Lease as aforesaid, the Tenant shall have the right to give Notice to the Landlord within fifteen (15) days following receipt of the Notice of termination from the Landlord, which Notice from the Tenant shall state the Tenant’s agreement to refrain from the Transfer in respect of which it requested the Landlord’s consent and, if the Tenant provides such Notice within such fifteen (15) days time period, then the Landlord’s election to terminate this Lease as aforesaid shall become null and void in respect of such Transfer. If the Tenant fails to deliver such Notice within such time period, then this Lease shall, as to the whole or part of the Premises as stipulated by the Landlord in its Notice of election to terminate, be terminated on the date of termination stipulated by the Landlord in its Notice of election to terminate. If the Tenant is required to deliver possession of a part only of the Premises, the Tenant shall pay all costs incurred in connection with rendering that part functionally separate and suitable for separate use and occupancy, including partitioning and providing entrances and services.

(d)

If the Landlord exercises its rights set out in this Article 8.3(a)(ii)(B), the Landlord shall have an additional right to terminate this Lease in respect of the Rentable Area sublet by the Tenant to the Landlord and such additional right of termination shall be exercised by giving written Notice to the Tenant not less than seven (7) days prior to the end of the term of sublease to the Landlord and the termination date shall be the day following the end of the term of the sublease. If this Lease is terminated by the Landlord with respect to a part of the Premises, the Rent payable under this Lease shall thereafter abate proportionately and all other appropriate recalculations shall be made to recognize that the Rentable Area Of The Premises under this Lease has been reduced.

8.4

Upon a Transfer with the consent of the Landlord, the Tenant shall remain bound by the terms of this Lease and in the case of a Transfer (other than as described in Article 2.59(d) hereof), the Tenant further covenants to execute and deliver, and require the Transferee in the case of an assignment to also execute and deliver, to the Landlord an instrument duly executed by the Tenant and assignee, in form and substance satisfactory to the Landlord, containing:

(a)	a covenant not to enter into, consent to, or permit any further Transfer without first obtaining the consent of the Landlord thereto in accordance with the provisions of this Article 8.4;

(b)

a covenant to assume the Tenant’s obligations for the payment of Rent and for the full and faithful observance and performance of the covenants, terms and conditions to be observed and performed by the Tenant under this Lease; and

(c)

a covenant on behalf of the Tenant and the assignee in favour of the Landlord which sets out the actual consideration paid between the Tenant and assignee in respect of the Transfer and which obligates the amount of such consideration in excess of the Rent payable pursuant to the terms hereof to be paid to the Landlord.

8.5

If the Tenant requests the Landlord’s consent to a Transfer, the Tenant shall submit to the Landlord the name of the proposed Transferee and, if required by the Landlord, the most recent financial statement of the proposed Transferee and such further information as to the nature of its business and its financial responsibility and standing as the Landlord may reasonably require.

8.6

In no event shall any Transfer to which the Landlord may have consented release or relieve the Tenant from its obligations to perform fully all the terms, covenants and conditions of this Lease on its part to be performed. No consent by the Landlord to any Transfer shall be construed to mean that the Landlord has consented or will consent to any further Transfer.

8.7

Any documents relating to the Landlord’s consent, or its consideration of a request for consent, to a proposed Transfer shall be prepared by the Landlord or its lawyers and the Tenant shall pay on demand the Landlord’s administration charge of One Thousand Five Hundred Dollars ($1,500.00) plus all reasonable and documented legal costs of the Landlord incurred in connection with such Transfer.

8.8

The Tenant shall give immediate Notice to the Landlord of any fire, accident, damage or defect within the Premises or any other part of the Project, and shall promptly thereafter confirm the same in writing, provided that such Notice shall not in any way alter the Tenant’s covenants to repair.

8.9

The Tenant covenants with the Landlord that the Tenant shall pay all charges for electricity, gas, telecommunication, cablevision and all other services and utilities of whatever kind with respect to the Premises and shall pay all business taxes, licence fees, rates and other charges levied or assessed on or in respect of, or in relation to the business carried on and/or upon the assets of the Tenant within the Premises, or in respect of any fixture, machinery, equipment or apparatus installed in the Premises or elsewhere in the Project by the Tenant, including Municipal Taxes on improvements (including Non-Standard Improvements) made by the Tenant to the Premises or the Building, whether such taxes, fees, charges or rates are charged to the Landlord or to the Tenant. Such taxes, fees, charges and rates shall include the costs of all appeals made by the Landlord against assessments made or taxes levied. In the event no separate allocation of such rates, charges or taxes is made by the taxing authority then the Landlord shall allocate such taxes, rates or charges among the Tenant and other tenants of the Project in an equitable manner having regard to the municipal mill rates applicable to the various uses of premises within the Project. The Landlord shall have the right, upon written Notice to the Tenant, to require the Tenant to provide to the Landlord copies of all electricity, propane, natural gas, water and other utility bills with respect to the Premises payable by the Tenant within ten (10) Business Days of receipt by the Tenant, and upon receipt of such Notice from the Landlord the Tenant will provide a written summary of usage in such format as the Landlord may require (and if required by the Landlord copies of all such bills) in each case on a monthly basis to the Landlord until otherwise notified in writing by the Landlord.

8.10 (a)

The Tenant recognises the right of the Landlord under this Lease to mortgage, charge, transfer or assign the whole or any part of the Lands or this Lease to a purchaser or mortgagee or trustee for bondholders, and in the event of the Landlord’s default under any such instrument and the purchaser, mortgagee or trustee, as the case may be, duly entering into possession of the Project or the Premises, the Tenant hereby agrees to attorn to and become the tenant of such purchaser, mortgagee or trustee under the terms of this Lease.

(b)

This Lease shall at all times be subject and subordinate to all mortgages, trust deeds or trust indentures which may now or at any time hereafter affect the whole or any part of the Lands or the Project and all renewals, modifications, consolidations, replacements and extensions of any such mortgage, trust deed or trust indenture; provided that no subordination shall have the effect of permitting the mortgagee or trustee, as the case may be, to disturb the occupation and possession of the Premises by the Tenant on the terms of this Lease so long as the Tenant performs all of its covenants contained herein and there is no Event of Default hereunder. In confirmation of such subordination, agreement to attorn and non-disturbance agreement, the Tenant and the mortgagee or trustee, as the case may be, shall execute promptly any certificate, instrument of postponement or attornment or other instrument which may from time to time be requested by either of them to give effect thereto, which shall be in a form and content satisfactory to all parties thereto, all acting reasonably.

(c)

Within ten (10) Business Days after the request thereof by the Landlord or in the event of any sale, assignment, hypothecation or mortgaging of the whole or any part of the Project by the Landlord, the Tenant covenants and agrees with the Landlord to execute and deliver to the Landlord and any existing or proposed mortgagee, purchaser or assignee and any other Person designated by the Landlord, a certificate in a form and content requested by the Landlord to include, without limitation, statements that:

(i)

this Lease is unmodified and in force in accordance with its terms (or if there have been modifications, that this Lease is in force as modified, and identifying the modifications, or if this Lease is not in force, that it is not) and that the Tenant is in possession of the Premises;

(ii)	the Commencement Day and Term of this Lease;

(iii)	the date to which Rent has been paid with particulars of any prepayment of Rent;

(iv)

whether or not there is an existing default by the Landlord, or by the Tenant in the payment of Rent or any other sum of money under this Lease, and whether or not there is any other existing default by any party under this Lease concerning which a Notice of default has been given, and if there is any, specifying its nature and extent; and

(v)	whether or not there are any set-offs, defences or counterclaims against the enforcement of the obligations of the Tenant under this Lease.

8.11

All fixtures (including all Non-Standard Improvements) installed by the Tenant shall be new or, if not new, in first class condition and of good appearance. The Tenant shall not make or cause to be made any alterations, additions or improvements (including, but not limited to, any Non-Standard Improvements) or install or cause to be installed any trade fixtures, exterior signs, shades or awnings, floor coverings, interior or exterior lighting, or mechanical or electrical systems and fixtures, or plumbing fixtures, or make any changes to the exterior or structural or base building elements of the Premises (for clarity, including any internal areas of the Building) or hang from or affix anything to the ceiling, without first obtaining the Landlord’s written approval and consent thereto, which approval and consent shall not be unreasonably withheld or delayed. The Tenant shall present to the Landlord plans and specifications for such work at the time approval is sought and any approved work shall be carried out in a good and workmanlike manner. For clarity, the Landlord’s prior written approval and consent, acting reasonably, will be required in connection with any and all Non-Standard Improvements.

8.12

It is hereby understood as between the Tenant and the Landlord that if the Tenant does or permits anything to be done that could be considered or deemed to be an improvement to the Premises, Project and/or the Lands, that said improvement shall be considered to be for the sole benefit of the Tenant, unless the work done resulting in said improvement, was expressly authorized by the Landlord to be done and was expressly acknowledged as an improvement for the benefit of the Landlord.

8.13

So long as the Tenant is not in default hereunder, at the expiration of the Term the Tenant shall have the right to remove its trade fixtures and furnishings, but shall make good any damage caused to the Premises resulting from the installation or removal thereof, PROVIDED, HOWEVER, that all alterations, additions and improvements constructed and installed in or in respect of the Premises or the Tenant’s Use of the Premises and attached in any manner whatsoever to the floors, walls, ceilings or roof of the Building (including the Premises), including any floor covering and light fixtures, but not including the Tenant’s Non-Standard Improvements, are hereby deemed not to be trade fixtures and shall remain upon and be surrendered with the Premises, except to the extent the Landlord requires removal thereof pursuant to Article 8.16. Notwithstanding the foregoing or anything to the contrary herein, it is understood and agreed that the Tenant will, at its sole cost, remove all of the Non-Standard Improvements from the Premises and/or the Building at the expiration or sooner termination of the Term and will make good any damage caused to the Premises and/or the Building by reason of such installation and/or removal at the Tenant’s sole cost.

8.14

If the Tenant fails to remove its trade fixtures and restore the Premises as aforesaid or as otherwise required by the terms of this Lease, all such trade fixtures and improvements shall become the property of the Landlord except to the extent that the Landlord continues to require removal thereof pursuant to Article 8.16. The Tenant shall be liable for all reasonable documented costs incurred by or on behalf of the Landlord due to the removal of such trade fixtures in the event of the Tenant’s failure to remove same in accordance with its obligations under this Lease.

8.15

Should the Tenant abandon the Premises or should this Lease be terminated before the proper expiration of the Term due to an Event of Default on the part of the Tenant then, in such event, as of the moment of the Event of Default by the Tenant all trade fixtures and furnishings of the Tenant (whether or not attached in any manner to the Premises) shall, except to the extent that the Landlord requires the removal thereof pursuant to Article 8.16 or any other provision of this Lease, become and be deemed to be the property of the Landlord without indemnity to the Tenant and as additional liquidated damages in respect of such default but without prejudice to any other right or remedy of the Landlord.

8.16

Notwithstanding that any trade fixtures, furnishings, alterations, additions, improvements or fixtures are or may become the property of the Landlord, the Tenant shall forthwith remove all or part of the same and shall make good any damage caused to the Premises resulting from the installation or removal thereof, all at the Tenant’s expense, should the Landlord so require such removal by Notice to the Tenant or should the Tenant otherwise be obligated to remove same pursuant to the terms of this Lease. For clarity, it is understood and agreed that the Landlord shall not be required to give Notice to the Tenant in regards to the removal of the Non-Standard Improvements at the expiration or sooner termination of this Lease; it being acknowledged and agreed that the Tenant is hereby obligated to remove all Non-Standard Improvements installed by or on behalf of the Tenant and to repair all damage caused by such installation and removal of same. With respect to any repair work required in respect of damage to the roof and/or any other structural or base building elements of the Building or the Project caused by the installation and/or removal of the Non-Standard Improvements, the Tenant agrees to use the Landlord’s contractors for such work, at the Tenant’s expense.

8.17

If the Tenant, after receipt of a Notice from the Landlord pursuant to Article 8.16 (or, in the case of the Non-Standard Improvements, by the expiration or sooner termination of the Term), fails to promptly remove any trade fixtures, furnishings, alterations, additions and improvements in accordance with such Notice (or, in the case of the Non-Standard Improvements, within such notice period, as the case may be), then the Landlord may enter into the Premises and remove therefrom all or part of such trade fixtures, furnishings, alterations, additions and improvements without any liability on the part of the Landlord and at the expense of the Tenant, which expense shall forthwith be paid by the Tenant to the Landlord upon demand therefor.

8.18

The Tenant covenants that it will not permit or cause anything to be done on the Premises (or any part of the Building) or with respect to the Premises which may result in any liens, lis pendens or judgments being imposed upon either the Premises or the Project or the Lands. If any lien or encumbrance is registered against the Premises or the Project or the Lands by reason of anything done or permitted to be done by the Tenant, then the Tenant shall forthwith at its own expense cause the same to be removed by payment thereof or posting security in an appropriate court or any other like proceeding.

8.19

The Tenant shall indemnify and save harmless the Landlord and its directors, officers, shareholders, employees, agents, successors and assigns from and against any and all manner of action or causes of action, damages, costs, loss or expenses of whatever kind which the Landlord may sustain, incur or be put to by reason of or arising out of this Lease, or from the use or occupation of the Premises in whole or in part and, without limiting the generality of the foregoing, from the non-observance or non-performance by the

Tenant, its servants or agents, or any other person for whom the Tenant is in law responsible of any of the obligations imposed under the provisions of any laws, ordinances, regulations or requirements of any and all federal, provincial, municipal or other authorities, or any of the covenants and agreements in this Lease contained and by the Tenant to be observed and performed, except to the extent caused by the gross negligence or wilful misconduct of the Landlord, its servants or agents or those for whom it is responsible in law. Such liability to indemnify and save harmless shall survive any termination of this Lease, anything in this Lease to the contrary notwithstanding.

8.20

The Landlord and the Tenant hereby agree that the Landlord shall not be obligated to deliver this Lease in form registrable under the Land Title Act of British Columbia. The Tenant agrees not to register this Lease in the Land Title Office unless it is in a short form of lease purely for the purposes of evidencing an interest in the Premises and provided that the said short form of lease does not disclose any part of the Rent and has been approved in writing by the Landlord. The Tenant shall bear all costs of the preparation of a short form of lease including any plans required for registration and the registration fees. The Tenant shall at its expense, arrange for a discharge of the short form lease at the expiration or earlier termination of this Lease.

8.21

The Landlord may, at any time during the Term upon reasonable prior written Notice, enter the Premises and bring others into the Premises at all reasonable hours for the purpose of the Landlord’s financing or sale of the Project or any part thereof. The Landlord may, at any time within one hundred and eighty (180) days before the expiry of the Term upon reasonable prior written Notice, enter the Premises and bring others onto the Premises at all reasonable hours for the purpose of showing the same under any offering for rent.

ARTICLE 9 – LANDLORD’S REMEDIES

9.1 (a)

In the event that the Tenant shall fail to observe or perform any of the covenants or obligations of the Tenant under or in respect of this Lease, the Landlord may from time to time at its discretion perform or cause to be performed any of such covenants or obligations or any part thereof and for such purpose may do such things as may be required and may enter upon the Premises upon reasonable advance Notice to the Tenant (except in the case of emergency when no Notice will be required) to do such things. All expenses incurred and expenditures made by or on behalf of the Landlord shall be forthwith paid by the Tenant to the Landlord. If the Landlord commences or completes, or causes to be commenced or completed, the performance of any of such covenants or obligations or any part thereof, the Landlord shall not be obligated to complete or cause to be completed such performance or be later obligated to act in like manner. If the Landlord shall suffer or incur any damage, loss, cost or expense whatsoever for which the Tenant is in any way liable hereunder, by reason of any failure of the Tenant to observe or comply with any of the covenants or agreements of the Tenant herein contained, then in every such case the amount of any such damage, loss, cost or expense shall be due and payable by the Tenant to the Landlord on demand by the Landlord and the Landlord shall have the right at its option to add the cost or amount of any such damage, loss, cost or expense to the Rent hereby reserved and any such amount shall thereupon immediately be due and payable as Rent and recoverable by the Landlord in the same manner as for all remedies available to the Landlord for the recovery of Rent in arrears.

(b)

The Tenant further agrees that if it leaves the Premises leaving Rent unpaid, the Landlord, in addition to any remedy otherwise provided by Applicable Laws, may seize and sell the goods and chattels of the Tenant at any place to which the Tenant or any other Person may have removed them, in the same manner as if the goods and chattels had remained upon the Premises.

(c)

In addition to the costs and expenses incurred by the Landlord, the Tenant shall pay to the Landlord an administration charge equal to fifteen percent (15%) of the expenses and disbursements made or incurred by the Landlord under this Article 9.1.

9.2

Interest on any money due to the Landlord under this Lease shall be paid by the Tenant and shall accrue at a rate which is the aggregate of five percent (5%) points per annum plus the Prime Interest Rate, such rate of interest to be calculated and compounded monthly not in advance, from the due date for payment of such money. If the Prime Interest Rate changes, then so often as the same occurs at any time until the money owing hereunder has been paid in full, the rate of interest charged under this Lease shall change on the same day and in the same amount as the Prime Interest Rate changed. It is further understood and agreed that there shall be no reduction in the Prime Interest Rate in the event that the Prime Interest Rate is calculated by the Bank on a basis other than a monthly basis as provided in this Lease.

9.3 (a)

Whensoever the Landlord shall be entitled to levy distress against the goods and chattels of the Tenant, the Landlord may use such force as is reasonably necessary for the purpose and for gaining admission to the Premises without being liable for any action in respect thereof or for any loss or damage occasioned thereby, and the Tenant hereby expressly releases the Landlord from all actions, proceedings, claims or demands whatsoever for or on account of or in respect of any such forcible entry or any loss or damage sustained by the Tenant in connection therewith except to the extent caused by the gross negligence or wilful misconduct of the Landlord or those for whom it is responsible in law. The Tenant waives and renounces the benefit of any present or future statute taking away or limiting the Landlord’s right of distress, and covenants and agrees that notwithstanding any such statute none of the goods and chattels of the Tenant on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears.

(b)

The Tenant covenants and agrees to indemnify and save harmless the Landlord from and against any and all manner of actions or causes of action, damages, costs, loss or expenses of whatever kind which the Landlord may sustain, incur or be put to by reason of or arising out of the distress, seizure or the levy of distress against any goods or chattels on or in the Premises whether owned by the Tenant or any other Person except to the extent caused by the gross negligence or wilful misconduct of the Landlord or those for whom it is responsible in law, and such liability to indemnify and save harmless shall survive any termination of this Lease and the expiry of the Term, anything in this Lease to the contrary notwithstanding.

9.4	Each of the following acts, events, occurrences or circumstances shall constitute an “Event of Default” for the purposes of this Lease:

(a)

any payment of Rent or any part thereof, whether the same is demanded or not, is not paid when due and remains unpaid after five (5) days’ written Notice from the Landlord to the Tenant; provided, however, that no Notice will be required in respect of non-payment of Rent or any part thereof if and whenever the Tenant has failed to make payment of Rent as and when due more than twice during any calendar year;

(b)

during the Term or any renewal thereof, any goods, merchandise, stock in trade, chattels or equipment of the Tenant on the Premises is or are seized or taken or exigible in execution or in attachment or if a creditor takes possession thereof or if a writ of execution, sequestration or extent is issued against the Tenant and such seizure, execution, attachment or sequestration is not vacated within fifteen (15) days written Notice from the Landlord to the Tenant;

(c)

the Tenant takes any steps in furtherance of or suffers any order to be made for its winding-up or other dissolution of its corporate existence, or becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up proceedings or if a receiver or receiver/manager shall be appointed for all or any part of the business, property, affairs or revenues of the Tenant or if the Tenant makes an assignment for the benefit of creditors;

(d)

the Tenant fails to observe, perform and keep each and every covenant, agreement, provision, stipulation, condition, rule or regulation herein contained to be observed, performed and kept by the Tenant or any Indemnifier (other than payment of Rent) and such failure continues after fifteen (15) days’ written Notice by the Landlord to the Tenant or, in the event such failure reasonably requires longer than fifteen (15) days to cure, the Tenant has not commenced to cure such failure within such fifteen (15) day period and is not diligently continuing to prosecute the curing of such failure to completion;

(e)	any Transfer occurs except as permitted by, and in accordance with, the terms and conditions of this Lease;

(f)

without the written consent of the Landlord, the Premises are at any time used or occupied by any person other than the Tenant or the Tenant’s permitted assignee or permitted sublessees or for any use or purpose other than the Use of Premises specified in the Lease Summary; or

(g)	the Tenant abandons or attempts to abandon the Premises or the Premises are vacated or become vacated and remain so for fifteen (15) days following written Notice from the Landlord to the Tenant.

9.5

The Tenant further covenants with the Landlord that at any time upon or after the occurrence of an Event of Default, the Landlord, in addition to any other remedy now or hereafter provided, may immediately re-enter and repossess and enjoy the Premises or any part thereof in the name of the whole, by force if necessary, to enjoy as of its former estate without any previous Notice of intention to re-enter and the Landlord may remove all Persons and property therefrom and may use such force and assistance in making such removal as the Landlord may deem advisable to recover at once full and exclusive possession of the Premises, and such re-entry shall not operate as a waiver or satisfaction in full or in part of any right, claim or demand arising out of or connected with any Event of Default.

9.6

Where the Event of Default is a bankruptcy of the Tenant, then in such case the then current and the next ensuing three (3) months’ Rent shall immediately become due and payable; and the Landlord may re-enter and take possession of the Premises or any part thereof in the name of the whole and have again, repossess and enjoy the Premises in its former estate, anything herein to the contrary notwithstanding, as though the Tenant were holding over after the expiration of the Term, and the Term shall, at the option of the Landlord, forthwith become forfeited and determined and accelerated Rent shall be recoverable by the Landlord as if it were Rent in arrears, but the Tenant shall remain liable under this Lease and all of the foregoing is without prejudice to any other rights, claims, and demands of the Landlord arising out of or connected with any breach, non-observance or non-performance of any covenant or agreement on the part of the Tenant to be kept, observed or performed, including any claim for losses and damages sustained by the Landlord.

9.7

The Tenant further covenants and agrees that at any time upon or after the occurrence of an Event of Default the Landlord, in addition to all other rights, shall have the right to enter the Premises as an agent of the Tenant either by force or otherwise, without being liable for any prosecution therefor and to relet the Premises as the agent of the Tenant, and to receive the Rent therefor, and as agent of the Tenant to take possession of any goods, chattels, furniture or other property on the Premises and to sell the same at public or private sale without notice and to apply the proceeds of such sale and any rent derived from reletting the Premises, after deducting the costs of conducting such sale and the costs of reletting, all on account of the Rent owing under this Lease, and the Tenant shall be liable to the Landlord for the deficiency, if any.

9.8 (a)

The Tenant further covenants and agrees that at any time upon or after the occurrence of an Event of Default, the Landlord, in addition to all other rights, shall have the right to terminate forthwith this Lease and the Term by giving Notice in writing addressed to the Tenant of its intention to do so, and thereupon Rent shall be computed, apportioned and paid in full to the date of such termination of this Lease, and any other payments for which the Tenant is liable under this Lease shall be paid and the Tenant shall forthwith deliver up possession of the Premises to the Landlord and the Landlord may re-enter and take possession of the same.

(b)

If the Landlord terminates this Lease for an Event of Default, it may recover from the Tenant damages it incurs by reason of the Event of Default, including the cost of recovering the Premises solicitor’s fees (on a solicitor and client basis) and including the worth at the time of the termination of the excess, if any, of the amount of Rent required to be paid under this Lease for the remainder of the Term over the rental value, at the time, of the Premises for the remainder of the Term, all of which amounts will be due immediately and payable by the Tenant to the Landlord.

9.9

If it shall be necessary for the Landlord to retain the services of a solicitor or any other proper Person for the purpose of assisting the Landlord in enforcing any of its rights hereunder by reason of an Event of Default, the Landlord shall be entitled to collect from the Tenant the cost of all such services including all necessary court proceedings at trial or on appeal on a solicitor and own client basis as if the same were deemed to be Rent reserved and in arrears hereunder.

9.10

It is expressly understood and agreed that the remedies of the Landlord under this Lease are cumulative and the exercise or non-exercise by the Landlord of any right or remedy for an Event of Default or the acceptance of any money owing to the Landlord hereunder, shall not be deemed to be a waiver of or to alter, affect or prejudice such right or remedy, or any other right or remedy to which the Landlord may be lawfully entitled for the same Event of Default, and any waiver by the Landlord of the strict observance, performance or compliance by the Tenant of or with any term, covenant, condition or agreement herein contained, or any indulgence granted by the Landlord to the Tenant, shall not be deemed to be a waiver of any subsequent Event of Default by the Tenant nor entitle the Tenant to any similar subsequent indulgence.

ARTICLE 10 – ENVIRONMENTAL AND HEALTH MATTERS

10.1	The Tenant covenants and agrees as follows:

(a)

not to use or permit to be used all or any part of the Premises for the sale, storage, manufacture, disposal, handling, treatment, use or any other dealing with any Hazardous Substance contrary to applicable Environmental Laws. Without limiting the generality of the foregoing, the Tenant shall in no event use, and does not plan or intend to use, the Premises to dispose of, handle or treat any Hazardous Substance in a manner that, in whole or in part, would cause the Premises, the Project or any adjacent property to become a contaminated site under Environmental Laws;

(b)	to strictly comply, and cause any Person for whom it is in law responsible to comply, with all Environmental Laws regarding the use and occupancy of the Premises;

(c)	to strictly comply with the Environmental Management Plan;

(d)

to promptly provide to the Landlord a copy of any environmental site investigation, assessment, audit or report relating to the Premises conducted by or for the Tenant at any time and at the Landlord’s request from time to time, to obtain from an independent environmental consultant approved by the Landlord an environmental site investigation of the Premises or an environmental audit of the operations at the Premises, including any additional investigations as the environmental consultant may recommend. The Tenant hereby waives the requirement, if any, for the Landlord to provide a site profile for the Premises or the Project under the Environmental Laws and all regulations made at any time pursuant thereto;

(e)

to maintain all environmental site investigations, assessments, audits and reports relating to the Premises or the Project in strict confidence and not to disclose their terms or existence to any third party (including without limitation, any governmental authority) except as required by Applicable Laws, and except to the Tenant’s professional advisors, investors, potential acquirors and lenders on a need to know basis or with the prior written consent of the Landlord, which consent may not be unreasonably withheld;

(f)

to promptly provide to the Landlord on request such written authorisations as the Landlord may reasonably require from time to time to make inquiries of any governmental authorities regarding the Tenant’s compliance with Environmental Laws;

(g)

to promptly notify the Landlord in writing of any release of any Hazardous Substance or any other occurrence or condition at the Premises, the Project or any adjacent properties of which the Tenant becomes aware which could contaminate the Premises or the Project or subject the Landlord or the Tenant to any fines, penalties, orders, investigations or proceedings under Environmental Laws;

(h)

on the expiry or earlier termination of this Lease or at any time if requested by the Landlord or required by any governmental authority pursuant to Environmental Laws, to remove from the Premises all Hazardous Substances, and to remediate any contamination of the Premises, the Project or any adjacent properties resulting from Hazardous Substances, in either case brought onto, used at or released from the Premises by the Tenant or any Person for whom it is in law responsible. The Tenant shall perform these obligations promptly at its own cost and in accordance with Environmental Laws. The Tenant shall provide to the Landlord full information with respect to any remedial work performed pursuant to this Article 10 and shall comply with the Landlord’s requirements with respect to such work. The Tenant shall use a qualified environmental consultant approved by the Landlord to perform the remediation. The Tenant shall, at its own cost, obtain such approvals and certificates from the applicable Provincial governmental authority and any applicable federal government authority in respect of the remediation as are required under Environmental Laws or required by the Landlord, including without limitation a certificate of compliance evidencing completion of the remediation satisfactory to the Ministry. All such Hazardous Substances shall remain the property of the Tenant, notwithstanding any rule of law or other provision of this Lease to the contrary and notwithstanding the degree of their affixation to the Premises or the Project; and

(i)

to indemnify the Landlord and its directors, officers, shareholders, employees, agents, successors and assigns, from any and all liabilities, actions, damages, claims, remediation cost recovery claims, losses, costs, orders, fines, penalties and expenses whatsoever (including all consulting and legal costs on a solicitor-client basis and the cost of remediation of the Premises, the Project and any adjacent properties) arising from or in connection with:

(i)	any breach of or non-compliance with the provisions of this Article 10.1 by the Tenant; or

(ii)

any release or alleged release of any Hazardous Substances at or from the Premises related to or as a result of the use and occupation of the Premises, or any act or omission of the Tenant or any Person for whom it is in law responsible, including its employees, agents, contractors, subtenants, permittees and licensees.

The obligations of the Tenant under this Article 10.1 shall survive the expiry or earlier termination of this Lease. The obligations of the Tenant under this Article 10.1 are in addition to, and shall not limit, the obligations of the Tenant contained in other provisions of this Lease.

10.2

The Landlord shall be entitled, during such time as there is a Health Emergency or a Health Emergency Plan is in effect, to require all occupants, invitees and tenants of the Project to comply with reasonable measures imposed in respect thereof by the Landlord, including health screening, the use of hand washing and other sanitation products directly related to the management of the health threat, attendance at mandatory training sessions, and the use of additional protective clothing by all occupants, invitees and tenants such as protective barriers, gloves and masks. The Tenant covenants and agrees to comply with this Article 10.2.

10.3

During a Health Emergency, the Landlord shall also be entitled to specify specific modes of ingress and egress from and to the Project for tenants generally, or for specific tenants, occupants or invitees who may have a heightened risk of either exposure to a health threat or a heightened risk of transfer of unhealthy conditions to other occupants, invitees or tenants in the Project. The Tenant covenants and agrees to comply with this Article 10.3.

ARTICLE 11 – RIGHTS OF EXTENSION

11.1

If the Tenant duly and punctually observes and performs the covenants, agreements, conditions, and provisos in this Lease on the part of the Tenant to be observed and performed, the Landlord shall at the expiration of the initial Term, at the Tenant’s written request delivered to the Landlord in the manner provided in this Lease not later than twelve (12) months prior to the expiration of the initial Term, grant to the Tenant an extension lease of the Premises for a further term of FIVE (5) YEARS (the “First Extension

Term”) from the expiration of the Term, upon all of the covenants, agreements, conditions, and provisos contained in this Lease except this covenant for renewal and any provisions for Landlord’s Work, Tenant’s Work, exclusive use, free rent, bonuses, leasehold improvements, or incentives or inducements of any kind, and except the Basic Rent to be paid during the First Extension Term, which shall be determined in accordance with Article 11.3 below.

11.2

If the Tenant duly and punctually observes and performs the covenants, agreements, conditions, and provisos in this Lease on the part of the Tenant to be observed and performed, the Landlord shall at the expiration of the First Extension Term, at the Tenant’s written request delivered to the Landlord in the manner provided in this Lease not later than twelve (12) months prior to the expiration of the First Extension Term, grant to the Tenant an extension lease of the Premises for a further term of FIVE (5) YEARS (the “Second Extension Term”) from the expiration of the First Extension Term, upon all of the covenants, agreements, conditions, and provisos contained in this Lease except this covenant for renewal and any provisions for Landlord’s Work, Tenant’s Work, exclusive use, free rent, bonuses, leasehold improvements, or incentives or inducements of any kind, and except the Basic Rent to be paid during the Second Extension Term, which shall be determined in accordance with Article 11.3 below.

11.3

The Basic Rent for an Extension Term shall be the then-Fair Market Rent for the Premises, but, in any event, being the rent which would be paid for the Premises in their then-current condition (including all leasehold improvements and Non-Standard Improvements thereto) or in whatever condition the Landlord is entitled to require the Tenant to leave the Premises at the expiration of the initial Term or the First Extension Term, as the case may be, whichever condition would result in higher rent, as between persons dealing in good faith and at arm’s length and without regard to any restrictive covenants as to use. If the Landlord and the Tenant have not mutually agreed on the amount of the Basic Rent three (3) months prior to the commencement of the applicable Extension Term, then Basic Rent shall be decided by binding arbitration under Article 11.5, provided that the annual Basic Rent payable during an Extension Term shall not be less than the annual Basic Rent payable during the last year of the initial Term or immediately preceding Extension Term, as the case may be. Until the Basic Rent has been determined as provided herein, the Tenant shall pay the monthly Rent determined by the Landlord, acting reasonably, and upon the determination of the Basic Rent the Landlord and the Tenant shall make the appropriate adjustments without interest.

11.4

The Landlord and the Tenant acknowledge and agree that pursuant to Article 11.1 and Article 11.2, the Tenant is given the option of renewing the Term only for two (2) term(s) of five (5) years each, and at the expiration of the Second Extension Term there shall be no further right of renewal.

11.5

If under the provisions of Article 11.3, the Landlord and the Tenant have failed to agree as to the Basic Rent payable for the Premises with respect to an Extension Term by the date specified in Article 11.3, the determination of the Basic Rent shall be referred to a board of three (3) arbitrators and the following shall apply:

(a)	one (1) arbitrator shall be appointed by each of the Landlord and the Tenant and a third (3rd) arbitrator shall be appointed in writing by the first two (2) named arbitrators;

(b)

if the Landlord or the Tenant refuses or neglects to appoint an arbitrator within ten (10) days after the other serves a written Notice upon the party so refusing or neglecting to make that appointment, the arbitrator first appointed shall, at the request of the party appointing him or her, proceed to determine the rent as if he or she were a single arbitrator appointed by both the Landlord and the Tenant for the purpose;

(c)

if two (2) arbitrators are so appointed within the time prescribed and they do not agree within a period of ten (10) days from the date of appointment of the second (2nd) arbitrator upon the appointment of the third (3rd) arbitrator, then upon the application of either the Landlord or the Tenant, the third (3rd) arbitrator shall be appointed by a Judge of the Supreme Court of British Columbia;

(d)

the determination made by the arbitrators or the majority of them or by the single arbitrator, as the case may be, shall be final and binding upon the Landlord and the Tenant, and their respective successors and assigns (subject to the proviso that the annual Basic Rent payable during an Extension Term on a per annum basis shall not be less than the annual Basic Rent payable during the last year of the initial Term or immediately preceding Extension Term, as the case may be);

(e)	each party shall pay the fees and expenses of the arbitrator appointed by it and one-half of the fees and expenses of the third (3rd) arbitrator; and

(f)

the provisions of this Article 11.5 shall be deemed to be a submission to arbitration within the provisions of the Arbitration Act, R.S.B.C. 1996, c. 55, and any statutory modification or re-enactment thereof, provided that any limitation on the remuneration of the arbitrators imposed by that legislation shall not apply.

11.6

The exercise of the rights of extension are solely within the control of the Tenant, and nothing contained in this Lease obligates or requires the Landlord to remind the Tenant to exercise the rights of extension. The Landlord’s acceptance of any future rent for any Extension Term shall in no way be deemed a waiver of the Tenant’s requirement to give Notice within the time limit set out in Article 11.1 or Article 11.2 for extending the initial Term or First Extension Term, as the case may be.

ARTICLE 12 – MISCELLANEOUS

12.1

The Landlord covenants with the Tenant that, provided the Tenant pays the Rent hereby reserved and performs the covenants in this Lease contained and on its part to be observed and performed, the Tenant shall and may peaceably possess and enjoy the Premises for the Term hereby granted, without interruption or disturbance from the Landlord or any Person or Persons lawfully claiming by, from or under it, subject however to the Landlord’s rights hereunder.

12.2

It is understood and agreed that nothing contained in this Lease nor any of the acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

12.3	Time is of the essence of this Lease.

12.4

Any Notice must be given or made in writing and either sent by facsimile, by delivery or by registered mail, postage prepaid, in every case addressed to the respective parties at their Address for Notice or to such other address as the Landlord or the Tenant may from time to time advise in writing. The Notice shall be deemed to have been received, if by facsimile then upon the recipient’s first regular Business Day following the day of faxing, if delivered personally then upon delivery, if mailed then forty-eight (48) hours after the mailing thereof, provided that if mailed and there is between the time of mailing and forty-eight (48) hours later a mail strike or other labour dispute which might affect delivery of the Notice, then such Notice shall only be effective if actually delivered.

12.5

The captions appearing in the margin of this Lease, the headings of Articles and other like notes have been inserted as a matter of convenience and for reference only, and in no way define, limit or enlarge the scope or meaning of this Lease or any provision thereof.

12.6

This Lease shall enure to the benefit of and be binding upon the parties hereto, the successors and assigns of the Landlord, and the heirs, administrators, executors, successors and permitted assigns of the Tenant. Wherever the singular or masculine or neuter is used in this Lease, the same shall be deemed to include the plural or the feminine, or body politic or corporate and the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto, and each of them where the context or the parties so require.

12.7

No prior stipulation, agreement or undertaking, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in the provisions of this Lease (which Lease includes the Schedules attached hereto) and unless made in writing and signed by both parties.

12.8

If any term or condition of this Lease or the application thereof to any Person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Lease and the application of that term or condition to Persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and condition of this Lease shall be valid and enforced to the fullest extent permitted by Applicable Laws.

12.9

In the event of the sale or lease by the Landlord of the Project or a portion thereof containing the Premises, or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, and to the extent that such purchaser, lessee under such lease or assignee has assumed the covenants and obligations of the Landlord hereunder, then the Landlord shall, without further written agreement, be freed and relieved of liability from such covenants and obligations.

12.10

The Landlord shall not be deemed to have made an offer to the Tenant by furnishing to the Tenant a copy of this Lease with particulars inserted. Notwithstanding that the first instalment of Rent may be received by the Landlord when this Lease is received by it for signature, no contractual or other rights shall exist or be created between the Landlord and the Tenant until such time as all parties to this Lease have executed and delivered the same.

12.11

The Tenant acknowledges and agrees that it is intended that this Lease shall be a completely carefree net lease for the Landlord except as shall be otherwise provided in the specific provisions contained in this Lease, and that the Landlord shall not be responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises, and the Tenant, except as shall be otherwise provided in the specific provisions contained in this Lease, shall pay all charges, impositions and costs of every nature and kind relating to the Premises whether or not referred to herein and whether or not within the contemplation of the Landlord or the Tenant, and the Tenant covenants with the Landlord accordingly.

12.12

This Lease shall be construed and governed exclusively by the laws of the Province of British Columbia. All of the provisions of this Lease shall be construed as covenants and agreements as though the words imparting such covenants and agreements were included in each separate paragraph or Article. Should any provision or provisions of this Lease and/or its conditions be illegal or not enforceable, it or they shall be considered separate and severable from this Lease, and its remaining provisions and conditions shall remain in force and be binding upon the parties hereto as though the said provision or provisions or conditions had never been included herein. The Parties will attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.

12.13

The Tenant acknowledges that it has entered into these presents on the express understanding that it is the Tenant’s obligation to perform the Tenant’s Work at its sole cost and expense and that proper execution of this document shall be a condition precedent to the Tenant’s occupation of the Premises.

12.14

The Tenant shall perform or cause to be performed the Tenant’s Work in accordance with the procedures established by the Landlord for that purpose and about which the Landlord shall inform the Tenant upon request, and subject to the Tenant obtaining the consent of the Landlord to the plans of the specifications of the Tenant’s Work, will fully equip the Premises with all trade equipment, light fixtures, furniture, operating equipment, furnishings, ceilings, floor coverings, heating and ventilating equipment, if any, and any other items necessary for the proper operation of the Tenant’s business, in each case that are not included as part of Landlord’s Work, and that such installation shall be completed without damage to the Landlord’s Work or other Tenant’s Work or causing unnecessary inconvenience to the Landlord or other tenants. All Tenant’s Work shall be in compliance with the Tenant Construction Manual. If the Tenant is delayed in completing any of the Tenant’s Work solely by reason of Unavoidable Delay, the Tenant shall be entitled to an extension of the period of time required to complete the Tenant’s Work equal to the period of such Unavoidable Delay, provided that the Tenant takes all reasonable action to minimize the period of the Unavoidable Delay.

12.15

The Tenant shall not without first obtaining the Landlord’s consent in writing, such consent not to be unreasonably withheld or delayed, alter or add to the improvements constructed within the Premises as Tenant’s Work; provided however that nothing herein restricts the Tenant’s ability to properly maintain its laboratory ventilation and equipment comprising the Non-Standard Improvements without the Landlord’s consent, but subject to the provisions of this Lease.

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12.16

Any additional provisions and amendments to any provisions of this Lease set forth in Schedule E are hereby incorporated in and form a part of this Lease for all purposes. To the extent there is a conflict between the Lease and Schedule E, Schedule E shall govern.

IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Lease as of the day and year first above written.

LANDLORD: 5TH & MAIN PARTNERSHIP, by its partners: 2000 MAIN HOLDINGS INC.		TENANT: ZYMEWORKS INC.

Per:	/s/ Ian Gillespie	Per:	/s/ Neil Klompas
	Authorized Signatory		Authorized Signatory

MOUNT PIXEL PROJECTS LIMITED PARTNERSHIP, by its general partner, 1038324 B.C. LTD.

Per:	/s/ Ryan Holmes
Authorized Signatory